UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 6, 2013

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2013 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, March 6, 2013, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, for the following purposes:

(1)	to elect as directors of the Company the three nominees named in the attached proxy statement;

(2)	to consider and approve the Company’s 2013 Equity Incentive Plan;

(3)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 26, 2012;

(4)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 25, 2013; and

(5)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 8, 2013, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Members of the Company’s management will not make any formal presentations as part of the annual meeting, but will be available to address questions from shareholders, as appropriate.

The Company’s Annual Report for fiscal year 2012 is provided for your convenience.

By order of the Board of Directors

/s/ AMY L. WATSON
AMY L. WATSON
Associate General Counsel and
Corporate Secretary

January 25, 2013

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 6, 2013

This proxy statement, which is first being provided to shareholders on or about January 25, 2013, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2013 annual meeting of shareholders of the Company to be held on Wednesday, March 6, 2013, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington 98101, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Shareholders are being asked to vote on four proposals at the 2013 annual meeting:

(1)	to elect as directors of the Company three nominees, Paul V. Haack, Scott E. Kuechle and R. Bradley Lawrence;

(2)	to consider and approve the Company’s 2013 Equity Incentive Plan;

(3)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 26, 2012; and

(4)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 25, 2013.

In addition, you may be asked to consider any other business properly presented at the 2013 annual meeting and any adjournment or postponement of the annual meeting. Members of the Company’s management will not make any formal presentations as part of the 2013 annual meeting, but will be available to address questions from shareholders, as appropriate.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse such persons for their expenses in so doing. The Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $9,000, plus reimbursement of its out-of-pocket expenses.

Registered shareholders can vote in person, by Internet, by telephone or by mail, as described below. If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the annual meeting;

(2)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on January 8, 2013, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. The Common Stock is listed for trading on the New York Stock Exchange. At the close of business on the record date there were outstanding and entitled to vote 30,930,212 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. There must be a quorum for the meeting to be held. The Company has appointed Computershare Shareowner Services LLC as the inspector of elections for the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting.

For Proposal One regarding the election of directors, each nominee must receive an affirmative vote of a majority of votes cast, either in person or represented by proxy at the meeting, to be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in electing directors. For Proposal Two regarding the approval of the Company’s 2013 Equity Incentive Plan, the affirmative vote of a majority of the votes case will be required for approval of the proposal, provided that the total votes cast represent over 50% in interest of all shares entitled to vote on the proposal. For Proposal Three regarding the advisory vote on the executive compensation of the Company’s named executive officers, the affirmative vote of a majority of the votes cast will be required for approval of the proposal. For Proposal Four, an affirmative vote of a majority of votes cast will be required to approve the ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2013. The votes on Proposal Three (regarding executive compensation) and Proposal Four (regarding the ratification of our independent auditors) are advisory in nature and are nonbinding.

Abstentions and broker non-votes will not be considered votes cast with respect to Proposals One, Three and Four and as a result, they will have no effect on the vote relating to those proposals. Abstentions on Proposal Two regarding approval of the Company’s 2013 Equity Incentive Plan will have an effect of votes against the proposal. Broker non-votes on Proposal Two will not be considered votes cast and, as a result, will have no effect on the vote relating to Proposal Two. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to non-routine matters, such as the election of directors, the approval of equity plans, or the advisory votes on executive compensation. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to routine matters, such as the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors. The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors are elected each year.

In December 2012, the Board of Directors increased the authorized number of directors of the Board to eleven, elected Mr. Scott E. Kuechle and Mr. Henry W. Winship IV to fill the vacancies created by the expansion and, in accordance with the Company’s Restated Certificate of Incorporation, classified Mr. Kuechle into the class of directors whose term expires at the 2013 annual meeting and Mr. Winship into the class of directors whose term expires at the 2014 annual meeting.

Mandatory Retirement

The Company’s Corporate Governance Guidelines require directors to tender their resignation prior to the annual meeting of shareholders following their 72nd birthday. In accordance with this policy, Mr. Robert W. Cremin will retire as a director at the conclusion of the 2013 annual meeting. In light of the retirement of Mr. Cremin, by resolution of the Board of Directors effective at the end of the 2013 annual meeting, the number of authorized members of the Board of Directors will be reduced to ten.

Majority Voting in Director Elections

Pursuant to the Company’s Amended and Restated Bylaws, a director nominee is elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Under the Company’s Corporate Governance Guidelines, the Board will nominate only those persons who tender, in advance, irrevocable resignations, which are effective upon a director’s failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Board will act on the resignation, taking into account the recommendation of the Nominating & Corporate Governance Committee, and publicly disclose its decision within 90 days from the date of the certification of the election results. Any director who tenders such a resignation in accordance with the Corporate Governance Guidelines will not participate in the Nominating & Corporate Governance Committee recommendation or Board decision on the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board as provided for and in accordance with the Bylaws.

The Board of Directors recommends a vote FOR its director nominees named below.

Information as to each nominee and each director whose term will continue after the 2013 annual meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2016 annual meeting:

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP. Age 62.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (a public accounting firm) in their Chicago office, primarily serving companies in the aerospace and defense industry. He was also a director of SonoSite, Inc. until March 2012, when the company was acquired by Fujifilm. He is currently a trustee of the University of Montana. He has been a director of the Company since 2006.

Mr. Haack has extensive financial and accounting expertise gained from his many years with Deloitte & Touche LLP. He also has experience in complex mergers and acquisitions and capital structure issues gained from involvement in transactions during his career. Also, he has experience in the aerospace and defense industry, having worked with many companies in the industry as one of Deloitte’s practice leaders in aerospace and defense.

Scott E. Kuechle

Executive Vice President and Chief Financial Officer (Retired), Goodrich Corporation. Age 53.

Prior to July 2012, Mr. Kuechle was the Executive Vice President and Chief Financial Officer of Goodrich Corporation (an aerospace and defense company) since August 2005. He is also a director of Wesco Aircraft Holdings, Inc. He has been a director of the Company since December 2012.

Mr. Kuechle’s extensive experience within the Aerospace & Defense industry, coupled with his deep financial expertise, provide the Board with a powerful skillset to draw upon as the Company continues to execute its strategic plan with a focus on organic sales growth and good-fit mergers and acquisitions.

R. Bradley Lawrence

Chairman, President and Chief Executive Officer, Esterline Technologies Corporation. Age 65.

Mr. Lawrence has been Chairman, President and Chief Executive Officer since March 2012. Prior to that time, he was President and Chief Executive Officer since November 2009, President and Chief Operating Officer since July 2009 and Group Vice President since January 2007. He has been a director of the Company since November 2009.

Mr. Lawrence has a breadth of experience in various functional areas including marketing, sales, and operations and in multiple industrial settings, including experience as the Platform President of the Company’s Interface Technologies operations. As CEO of the Company, this knowledge and experience adds substantial insight and provides the driving force to the Company’s operational excellence strategy.

Continuing directors:

Delores M. Etter

Director, Caruth Institute for Engineering Education and Texas Instruments

Distinguished Chair in Engineering Education, Southern Methodist University. Age 65.

Dr. Etter has been the Director of the Caruth Institute for Engineering Education and the Texas Instruments Distinguished Chair in Engineering Education at Southern Methodist University since June 2008. Previously, she held the position of Assistant Secretary of the Navy for Research, Development and Acquisition from November 2005 to November 2007. She is also a member of the National Academy of Engineering and is a Fellow of the Institute of Electrical and Electronic Engineers, the American Association for the Advancement of Science, and the American Society for Engineering Education. She is also a director of LORD Corporation and Stantec Inc. She has been a director of the Company since 2010, and her current term expires in 2015.

Dr. Etter has had multiple, substantive experiences within the U.S. Department of Defense, as well as serving on the faculty at the U.S. Naval Academy. This experience, coupled with her deep technical knowledge, and her familiarity with the Joint Strike Fighter and the Mine Resistant Ambush Protected Vehicle program enable Dr. Etter to provide insight and guidance to management and the Board.

Anthony P. Franceschini

President and Chief Executive Officer (Retired), Stantec Inc. Age 61.

Prior to May 2009, Mr. Franceschini was the President and Chief Executive Officer of Stantec Inc. (an engineering, architecture and related professional services design firm), having held such positions since June 1998. He has served and continues to serve as a director of Stantec Inc. since March 1994. He is chairman of the board for ZCL Composites Inc. and also a director of Aecon Group Inc. and two other private companies. He has been a director of the Company since 2002, and his current term expires in 2014.

Mr. Franceschini has substantive experience in the area of mergers and acquisitions, having guided Stantec Inc. through a period of significant growth facilitated through many successful acquisitions. His understanding of the acquisition process and post-acquisition integration is beneficial to the Board and management. Additionally, as a Canadian citizen, Mr. Franceschini’s familiarity with Canadian business and banking practices is supportive of Esterline’s investments in Canada.

Mary L. Howell

Executive Vice President (Retired), Textron, Inc. Age 60.

Prior to January 2010, Ms. Howell was the Executive Vice President of Textron, Inc. (a multi-industry company serving aircraft, automotive, defense, industrial, and finance businesses), having held such position since August 1995. Ms. Howell is also a board member of the Atlantic Council of the United States. She has been a director of the Company since 2011, and her current term expires in 2015.

Ms. Howell has had extensive experience in the commercial and military markets. She has deep expertise in marketing, sales and business development. She served on the boards of the National Association of Manufacturers and the Aerospace Industries Association. Further, her experience as a board member of FM Global gives her insight to sophisticated risk management practices.

Jerry D. Leitman

Chairman (Retired), FuelCell Energy, Inc. Age 70.

Prior to February 2007, Mr. Leitman was the Chairman of the Board of FuelCell Energy, Inc. (a fuel cell company), having held such position since June 2002. He has been a director of the Company since 1998, and his current term expires in 2015.

Mr. Leitman’s contributions to the Board come from a combination of skills acquired from his time as an executive in a global, complex multinational firm – ABB – as well as the driving force and CEO and Chairman of a start-up energy company. These experiences enable Mr. Leitman to provide insight on capital structure decisions, compensation planning, and leadership in fast moving organizations.

James J. Morris

Vice President, Engineering and Manufacturing (Retired), The Boeing Company. Age 64.

Prior to 2007, Mr. Morris was the Vice President, Engineering and Manufacturing, of The Boeing Commercial Airplane Company, having held such position since 2005. He is a Principal at J2 Ventures and is a director of LORD Corporation, and JURA Corporation. He has been a consultant to Héroux-Devtek, Inc. since 2008. He has been a director of the Company since 2007, and his current term expires in 2014.

Mr. Morris’ experience in supply chain management, engineering, and manufacturing at The Boeing Commercial Airplane Company and within Boeing’s helicopter business, as well as his continuing involvement in the aerospace industry, adds a depth of knowledge of the aerospace business, as well as a global perspective to the Board that is difficult to replicate. Mr. Morris has a solid understanding of the complexities involved in the dynamics of a low volume, high mix manufacturing environment found in many of Esterline’s operations.

Gary E. Pruitt

Chairman (Retired), Univar. Age 62.

Prior to November 2010, Mr. Pruitt was the Chairman of Univar (a leading chemical distributor), having held such position since June 2002. In addition, he also served as Chief Executive Officer from June 2002 to October 2009. He is also a director of Itron, Inc., Premera Blue Cross, and PS business Parks, Inc., and a trustee of Public Storage, Inc. He has been a director of the Company since 2009, and his current term expires in 2015.

Mr. Pruitt brings extensive knowledge of growing and directing a large, complex, global company. Mr. Pruitt also is familiar with the nuances of international taxation, as he has significant experience in capital structure and treasury management. This unique set of skills is valuable to the Board as the Company has material portions of the business located outside of the U.S., as well as a complex organizational tax structure.

Henry W. Winship IV

Principal and Senior Managing Director, Relational Investor LLC. Age 45.

Mr. Winship has been Principal and Senior Managing Director of Relational Investors LLC (an investment advisory firm) since April 2011. Prior to that time, he was a Principal and Managing Director since 2004. Mr. Winship is also a member of Relational Investors’ Investment Committee. He has been a director of the Company since December 2012, and his current term expires in 2014.

Mr. Winship has over 20 years of experience in investment management, accounting and financial management. Mr. Winship adds the perspective of a large shareholder to the Board, as well as diverse industry experience and expertise in capital allocation. Mr. Winship has extensive experience in financial analysis of industrial and aerospace companies and possesses significant knowledge of business strategy development and merger and acquisition valuation and analysis.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during fiscal 2012. Messrs. Kuechle and Winship were appointed to the Board in December 2012, and so did not serve as directors during fiscal 2012. Employees of the Company serving on the Board or committees received no additional compensation for such service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation $ (3)	Total ($)
Robert W. Cremin	$161,250	$100,000	$25,000	$286,250
Delores M. Etter	57,000	100,000	—	157,000
Anthony P. Franceschini	63,250	100,000	—	163,250
Paul V. Haack	85,250	100,000	—	185,250
Mary L. Howell	61,000	100,000	—	161,000
Jerry D. Leitman	60,750	100,000	—	160,750
James J. Morris	67,500	100,000	—	167,500
Gary E. Pruitt	71,500	100,000	—	171,500

(1)	Amounts in this column represent retainers, meeting fees and chair fees.

(2)	Amounts in this column represent the aggregate grant date fair value of awards granted during fiscal 2012, computed in accordance with Accounting Standards Codification Topic 718 (ASC 718).

(3)	The amount in this column represents financial planning advisory fees in the amount of $25,000.

For the first quarter of fiscal 2012, the Company paid the following cash fees to non-employee directors:

Non-Employee Chairman of the Board Annual Retainer	$150,000
Non-Employee Director (other than the Chairman) Annual Retainer	30,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Chair Additional Annual Retainer	7,500
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	5,000
Strategy & Technology Committee Chair Additional Annual Retainer	5,000
In Person Board Meeting	1,500
In Person Committee Meeting	1,500
Telephonic Board Meeting	750
Telephonic Committee Meeting	750

The Compensation Committee reviews director remuneration periodically, and seeks information and advice from its compensation consultant, Semler Brossy, to assist the Committee’s consideration. Pursuant to such a review, the Committee recommended and the Board approved changes in the fee structure and amounts. The changes were based on updated market benchmark information concerning practices common among the 18-company peer group the Company references for purposes of making executive pay comparisons, and based on public company practices more generally. Further information about the peer group can be found in the Compensation Discussion and Analysis section of this proxy statement. In summary, the changes in director remuneration were made to: (1) increase the total amount of director remuneration to a more competitive level; (2) retain a sound balance between equity-based compensation and cash fees; and (3) focus on directors’ overall stewardship responsibility to the Company by better linking pay to the role each director holds, rather than paying for discrete activity, such as meeting attendance fees, which the Board eliminated. For these reasons, the fee structure for non-employee directors was revised effective in the second quarter of fiscal 2012, and the Company paid the cash fees to non-employee directors set forth below:

Non-Employee Director Annual Retainer	$45,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Member Annual Retainer	12,500
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Member Annual Retainer	7,500
Compensation Committee Chair Additional Annual Retainer	7,500
Nominating & Corporate Governance Committee Member Annual Retainer	5,000
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	5,000
Strategy & Technology Committee Member Annual Retainer	5,000
Strategy & Technology Committee Chair Additional Annual Retainer	5,000

All annual retainers are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and committee meetings. As the retired President and Chief Executive Officer of the Company, Mr. Cremin was also provided with financial planning benefits.

In addition, the Company pays an annual issuance of $100,000 worth of fully-paid Common Stock to each non-employee director serving on the Board the day after each annual meeting of shareholders. The number of shares of Common Stock issued is determined based on the closing price of our Common Stock on the date of the annual meeting, as reported in the Wall Street Journal the following day. During fiscal 2012, shares to non-employee directors were issued under the Company’s 2004 Equity Incentive Plan. Board policy requires directors to acquire and hold shares of the Company’s Common Stock that are equal to or greater in value than five times the amount of the annual cash retainer for Board service, which is currently $45,000, as shown above.

Board and Board Committees

There were thirteen meetings of the Board of Directors during fiscal 2012. During fiscal 2012, each director attended at least 93% of the total number of meetings of the Board of Directors and Board committees of which he/she was a member.

The Board recognizes that there is no single best approach to the structure of Board leadership and therefore, our Corporate Governance Guidelines provide that there shall be a Chairman of the Board who may or may not be a member of management. In the event the Chairman is a member of management, a Lead Independent Director shall be selected from among the non-management directors. This gives the Board the flexibility to structure the Board’s leadership in the best interests of the Company. Currently, Mr. Lawrence serves as the Chairman of the Board, and due to Mr. Lawrence’s current position with the Company, Mr. Haack currently serves as the Lead Independent Director.

The Chairman of the Board, if a non-management director, presides over executive sessions of non-management directors, which are held on a regular basis, generally at each scheduled Board meeting. Because the Chairman of the Board is an employee of the Company, the Lead Independent Director, Paul V. Haack, presides over the sessions. Non-management directors who are considered independent under the NYSE independence listing standards also meet in executive session at least annually. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

Board’s Role in Risk Oversight. The Company has traditionally identified and evaluated risk as part of its annual strategic planning process (carried out through its business units) and will continue to do so. Beginning in 2009, the Company developed and implemented an enterprise risk management program (“ERM”) which incorporates the business unit risk assessments. The Company’s ERM program is a systematic approach to risk assessment and mitigation, which is designed to measure, manage and aggregate risks on an enterprise-wide basis. Under the Company’s ERM program, management identifies various risks facing the Company and assesses such risks by likelihood of occurrence and potential impact on earnings. Management has the responsibility for developing an action plan to address, mitigate or monitor such risks. Management updates the ERM program annually to reassess existing risk profiles and to identify new risks that may need to be incorporated into the assessment.

The Board of Directors has chosen to retain overall responsibility for overseeing risk assessment in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating management reports and making inquiries of management regarding material risk exposures and the steps taken to control such exposure.

The Audit Committee reviews risks related to internal controls, disclosure, financial reporting, and legal and compliance activity. Among other processes, the Audit Committee meets regularly in executive sessions with our internal and external auditors as well as the Chief Financial Officer and Chief Accounting Officer. As described more fully under Statement Regarding Compensation Practices in this proxy statement, the Compensation Committee reviews risks associated with the Company’s compensation programs, to ensure that incentive compensation arrangements for employees do not encourage inappropriate risk taking.

Attendance at the Annual Meeting. The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the first quarter meeting of the Board of Directors on the same date as the annual shareholders meeting to facilitate director attendance at the annual meeting. All of the Company’s directors attended the annual shareholders meeting in 2012.

Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at www.esterline.com under the Corporate Governance tab, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Lawrence, are independent under the NYSE listing standards. Mr. Lawrence does not meet NYSE independence listing standards due to his current position as President and Chief Executive Officer of the Company. In December 2012, the date of the Board’s independence determinations, the three-year anniversary of Mr. Cremin’s retirement as President and Chief Executive Officer of the Company that occurred in October 2009 had passed. Prior to October 2012, Mr. Cremin was not independent due to his prior service with the Company.

The Audit Committee currently consists of directors Pruitt (Chairman), Haack, Howell and Morris, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit

Committee, a copy of which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors.

The Board of Directors has determined that both Messrs. Haack and Pruitt qualify as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management literacy under NYSE listing standards.

The Compensation Committee currently consists of directors Franceschini (Chairman), Etter, Haack, Leitman and Winship, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the independent members of the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluates the Chief Executive Officer’s performance and that of other corporate officers in light of corporate goals and objectives, develops, evaluates and decides the form and level of compensation for the CEO and other officers of the Company, recommends compensation for Board members, oversees the Company’s succession planning process, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Compensation Committee also administers the Company’s equity and incentive compensation plans for officers and senior corporate management, which includes recommending amendments to such plans. When appropriate, the Compensation Committee may form and delegate authority to subcommittees, or may delegate authority to one or more designated members of the Board or to corporate officers. The Chief Executive Officer and the General Counsel, Vice President Administration are non-voting advisors to the Compensation Committee from whom the Compensation Committee solicits and considers recommendations as to compensation for the other executive officers as well as other matters related to the Company’s executive compensation program.

The Compensation Committee has engaged Semler Brossy, an independent executive compensation consultant, to: (1) review and develop compensation program recommendations for Company executives and directors; (2) provide and analyze benchmark compensation data for executive officers and directors from peer companies and from general compensation surveys; (3) advise the Committee on compensation levels for executive officers and directors; and (4) provide analysis and recommendations related to the design of executive incentive plans. Semler Brossy does no other work for and has no other business relationships with Esterline. The firm reports directly to the Committee, and the Committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair between meetings.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s outside executive and director compensation consultant. Semler Brossy’s fees and costs for executive and director compensation consulting to the Compensation Committee in fiscal year 2012 were $408,328. Those services included assistance with reviewing the Company’s executive compensation strategy and programs, updating executive incentive programs, providing compensation benchmark information, advising on the competitiveness of director compensation, and providing governance guidance.

The Nominating & Corporate Governance Committee currently consists of directors Leitman (Chairman), Franceschini, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab.

The Executive Committee currently consists of directors Lawrence (Chairman), Cremin, Franceschini, and Haack. The Executive Committee reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings.

The Strategy & Technology Committee currently consists of directors Morris (Chairman), Cremin, Etter, Howell and Winship. The Strategy & Technology Committee reviews and makes recommendations to the Board of Directors regarding business and technology acquisition opportunities, monitors and evaluates the execution and performance of significant new product and technology launches, and monitors and evaluates the Company’s research and development programs.

Director Nominations and Qualifications

In accordance with the Company’s Amended and Restated Bylaws, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2014 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than October 6, 2013, and no later than November 5, 2013. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 and comply with the requirements set forth in our Bylaws.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business or community leadership experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board. Although there is no formal policy in place, the Company and the Nominating and Corporate Governance Committee value board members with varying viewpoints, backgrounds, and experiences. They consider candidates’ diverse backgrounds as a favorable asset in identifying nominees for director.

The Company did not receive any shareholder nominations for directors to be considered by the Nominating & Corporate Governance Committee for the 2013 annual shareholders meeting.

Communications with the Board

Shareholders, and other interested parties, may contact Mr. Lawrence, as the Chairman, Mr. Haack, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors Attn: Lead Independent Director or Corporate Secretary Esterline Technologies Corporation 500 108th Avenue NE, Suite 1500 Bellevue, WA 98004

Each communication should clearly specify the name of the individual director or group of directors to whom the communication is addressed. Communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of

Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2014 annual shareholders meeting should follow the procedures specified under Shareholder Proposals for 2014 in this proxy statement. Shareholders wishing to nominate or recommend directors should follow the procedures specified under “Other Information as to Directors—Director Nominations and Qualifications” above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.esterline.com under the Corporate Governance tab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 8, 2013, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers (“NEOs”) and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
BlackRock, Inc 40 East 52nd Street, New York, NY 10022	2,524,445	(3)	8.2%
Dimensional Fund Advisors LP Palisades West – Bldg. One, 6300 Bee Cave Road, Austin, TX 78746	2,358,062	(4)	7.6%
Relational Investors LLC 12400 High Bluff Drive, Suite 600, San Diego, CA 92130	2,338,237	(5)	7.6%
Henry W. Winship IV	2,338,237	(6)	7.6%
FMR LLC 82 Devonshire Street, Boston, MA 02109	2,336,092	(7)	7.6%
The Vanguard Group, Inc. 100 Vanguard Boulevard, Malvern, PA 19355	1,554,519	(8)	5.0%
Robert W. Cremin	272,671	(9)	*
Robert D. George	147,350	(9)	*
R. Bradley Lawrence	170,272	(9)	*
Frank E. Houston	69,650	(9)	*
Marcia J. Mason	43,724	(9)	*
Jerry D. Leitman	25,792		*
Paul V. Haack	18,471		*
Anthony P. Franceschini	13,712		*
James J. Morris	10,938		*
Delores M. Etter	5,975		*
Gary E. Pruitt	4,150		*
Mary L. Howell	3,540		*
Scott E. Kuechle	—		—
Directors, nominees and executive officers as a group (17 persons)	3,186,763	(9)	10.1%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Bellevue, Washington 98004.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after January 8, 2013, are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of January 8, 2013, there were 30,930,212 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)

The information on the number of shares held is based on a Schedule 13G filed on January 20, 2012, on behalf of BlackRock, Inc. (“BlackRock”). Based upon such filing, BlackRock beneficially owns 2,524,445 shares.

(4)

The information on the number of shares held is based upon a Schedule 13G filed on February 10, 2012, on behalf of Dimensional Fund Advisors LP (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Funds.” In its role as investment advisor or investment manager, Dimensional possessed sole voting and investment power over all of the shares. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional has sole voting power over 2,323,394 shares and sole dispositive power over 2,358,062 shares.

(5)

The information on the number of shares held is based on a Schedule 13D filed on December 13, 2012, on behalf of Relational Investors, LLC (“Relational”). Based upon such filing, Relational beneficially owns 2,338,237 shares.

(6)

Mr. Winship is a Principal of Relational Investors LLC (“RILLC”). RILLC is the record owner of 100 shares and sole general partner of Relational Investors Mid-Cap Fund I, L.P. and Relational Investors Mid-Cap Fund II, L.P. These limited partnerships own a total of 2,153,410 shares. An additional 184,727 shares are held in accounts managed by RILLC. Mr. Winship disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.

(7)	The information on the number of shares held is based upon a Schedule 13G filed on November 9, 2012, on behalf of FMR LLC (“FMR”). Based upon such filing, FMR beneficially owns 2,336,092 shares.

(8)	According to a 5% Shareholder Questionnaire received on November 21, 2012, The Vanguard Group, Inc. owns 1,554,519 shares.

(9)

Includes shares subject to options granted under the Company’s Amended and Restated 1997 Stock Option Plan and the Company’s 2004 Equity Incentive Plan which are exercisable currently or within 60 days of January 8, 2013, as follows: Mr. Cremin, 266,508 shares; Mr. Lawrence, 161,700; Mr. George, 141,350 shares;; Mr. Houston, 69,650 shares; Ms. Mason, 40,825; Mr. Yost, 32,235 shares; and directors, nominees and executive officers as a group, 750,643 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion describes and analyzes Esterline’s compensation program for its NEOs. For fiscal 2012, our NEOs are:

•	R. Bradley Lawrence, Chairman, President and Chief Executive Officer (“CEO”);

•	Robert D. George, Chief Financial Officer (“CFO”), Vice President, and Corporate Development;

•	Frank E. Houston, Senior Group Vice President;

•	Marcia J. Mason, General Counsel and Vice President, Administration; and

•	Albert S. Yost, Group Vice President and Treasurer.

For fiscal 2012, there were role and responsibility changes among our NEOs, reflecting executive succession in the normal course:

•	Stephen R. Larson, former Vice President, Strategy and Technology and a NEO in fiscal 2011, retired from the Company effective January 1, 2012;

•	Mr. George assumed responsibility for the Company’s Corporate Development function, previously held led by Mr. Larson;

•	Mr. Lawrence, our CEO, was elected to serve as Chairman of the Board of Directors, effective March 7, 2012;

•	Ms. Mason was appointed to the position General Counsel and Vice President, Administration, effective August 1, 2012, having previously served as the Company’s Vice President, Human Resources; and,

•	Mr. George transferred his corporate secretary responsibilities in October 2012 to a newly-created position of Associate General Counsel and Corporate Secretary.

This Compensation Discussion and Analysis (“CD&A”) is organized as follows:

•	Executive Summary

•	Objectives of our Executive Compensation Program

•	Summary of Compensation Program Components

•	Compensation Decision Process

•	Company Performance in Fiscal 2012

•	Summary of Compensation Decisions & Results in Fiscal 2012

•	Specific Compensation Decisions for the NEOs in Fiscal 2012

•	Fiscal 2013 Executive Compensation Program Changes

Executive Summary

The key events related to executive compensation in fiscal 2012, and recent developments for 2013, are outlined briefly below. Each are described more fully in later sections of this CD&A.

•	The Company delivered record-level operational performance in fiscal 2012.

•	Our fiscal 2012 annual incentive program paid at 90.3% of target, based on achievement of adjusted earnings per share (“EPS”) of $4.96 against a target of $5.16.

•	The long-term incentive plan (“LTIP”) paid at 101.6% for the 2010 – 2012 performance cycle, based on EPS growth of 7.4% and average return on invested capital (“ROIC”) of 6.5%.

•	Executive share ownership guidelines are now in place.

•

On recommendation from the Compensation Committee (“Committee”), the Board made three key changes to our executive compensation program for 2013: (1) Adding a new return on sales performance goal to the fiscal 2013 annual incentive plan, such that the plan now has two financial objectives: return on sales and EPS; (2) Updating the cash LTIP to revise the ROIC definition and to increase ROIC performance requirements; and, (3) Incorporating restricted stock unit (“RSU”) grants to work alongside stock options and the cash LTIP as an additional form of long-term incentive.

Objectives of our Executive Compensation Program

The Committee works to provide our executives with competitive compensation opportunities that reward strong performance and promote shareholder interests. We base our executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles, the Committee has established an executive compensation program to:

•	Attract and retain key executives critical to the success of the Company;

•	Ensure the long-term retention and continued development of strong operating leaders capable of managing a growing number of decentralized, worldwide operations;

•	Reinforce a pay-for-performance environment that rewards both the Company’s annual financial results and its longer-term achievements;

•	Reward executives for long-term strategic management and the enhancement of shareholder value;

•	Provide an appropriate mix of fixed and variable pay; and

•	Optimize organizational and individual performance, while controlling for potential risks through thoughtful program design and sound administration.

The Committee applies the same philosophy, objectives, and methods for establishing the CEO’s compensation as it does for all other executive officers.

Summary of Compensation Program Components

We believe the components of our compensation program are well-aligned to accomplish the objectives listed above. The Committee reviews the executive compensation program annually and makes adjustments as appropriate to meet Company objectives. In fiscal 2012, our executive compensation program remained generally consistent with our program for fiscal 2011 and had the following principal components:

PRINCIPAL ELEMENTS OF COMPENSATION FOR FISCAL 2012
Base salary		• Provides a competitive level of annual compensation to attract and retain executives with the skills and experience necessary to lead our Company.
Annual cash incentive opportunities

•      Focus and reward our NEOs on achievement of critical annual financial goals. For fiscal 2012, performance was measured by EPS.

•      Serve as a critical element of our overall pay-for-performance approach.

Long-term incentive opportunities	Stock options	• Link pay for our NEOs directly to the shareholder experience, because value to the executive comes only with increases in share price.
Cash-based long-term incentive

•      Focuses and rewards our NEOs on driving profitable growth over time, which is strongly correlated with share price appreciation and shareholder value. Financial metrics include three-year compound annual growth in EPS and three-year average annual ROIC.

OTHER ELEMENTS OF COMPENSATION FOR FISCAL 2012
Retirement earnings opportunities

•     Contribute to a competitive compensation package, thereby helping the Company to attract and retain talented executives. Principally, these programs are designed to:

•   Help our NEOs and other employees save for their retirement; and

•   Provide the opportunity to plan and defer taxation on income.

•     Are based on programs available to the general U.S. workforce. The programs are as follows:

•     A 401(k) savings plan, supplemented with an executive retirement and deferred compensation plan that permits deferrals in excess of statutory limits on the 401(k) plan and provides a Company match, allowing executives savings levels equivalent to those of the general workforce.

•     A traditional pension plan, supplemented with an executive retirement pension plan that permits benefits to be earned on compensation that is in excess of statutory limits that apply to the traditional pension plan.

•     Are further described in the Benefits and Other Programs section of this CD&A.

Limited perquisites

•     Are comprised of conservative allowances for car expenses and for financial planning advisory services that: (1) save time and maintain focus for our executives; (2) provide our executives value beyond their cost to the Company; and (3) are fairly common in the broader market and in keeping with reasonable, competitive practices.

Change in control severance agreements

•     Intended to minimize personal considerations and maintain focus on the Company in the event of rumored or actual change in corporate control. No benefits are due under these agreements unless there is both: (1) a change in control; and (2) a loss of employment by the executive caused by termination or by job changes that constitute good reason to resign (commonly referred to as “double-trigger” agreements).

•     Exclude tax gross-ups that would cover personal tax liabilities that might apply to any of these change in control benefits.

With respect to the principal elements of our executive pay program above, we consider annual incentives, cash-based long-term incentives and stock options to be performance-based, because each of these three elements is valuable to the executive only if performance goals are achieved and/ or share price improves. In 2012, performance-based incentives made up approximately 75% of the total target pay opportunity for our CEO and an average of approximately 63% for other NEOs.

Compensation Decision Process

Market-Based Assessments of Pay Opportunities for Our NEOs

As input into the compensation decision process, the Committee annually reviews the executive labor market in which we compete for talent to compare compensation levels for our executives to the compensation paid to executives of comparable companies in the market in which we compete for employees. For fiscal year 2012, the Committee retained Semler Brossy as its independent advisor to assist with this work, and to advise the Committee generally as to other executive compensation matters.

In determining fiscal 2012 compensation, the Committee referenced available public information for a group of peer companies, identified with the help of Semler Brossy based principally on the following criteria: similar businesses and industries; comparable size; and subject to similar reporting requirements.

In selecting companies with similar business focus, primary consideration was given to Aerospace and Defense, with representation of broader industrial companies not to exceed 1/3 of the total group. For fiscal 2012, the following 18 companies comprised the peer group, which, taken as a whole, provides an appropriate representation of the competitive market when assessing pay levels and practices for our NEOs.

AAR Corp.*	Flowserve Corp.*	Spirit Aerosystems Holdings Inc.*
Alliant Techsystems Inc.*	Hexcel Corp.*	SPX Corp.*
AMETEK Inc.*	Moog Inc.	Teledyne Technologies Inc.
BE Aerospace Inc.	Orbital Sciences Corp.	TriMas Corp.*
Crane Co.	Rockwell Collins Inc.*	Triumph Group Inc.
Curtiss-Wright Corp.	Roper Industries Inc.	Woodward Governor Co.

*	These companies were added to the peer group for fiscal 2012. Companies eliminated from the prior 2011 peer group were: Ducommun Inc., JDS Uniphase Corp., Sauer-Danfoss Inc. and Tetra Tech Inc.

For this group of 18 companies, median revenue as of each company’s 2011 fiscal year end was $2.5 billion (versus Esterline’s revenue of $2.0 in fiscal 2012), median market capitalization as of October 2012 was $2.3 billion (versus Esterline’s $1.8 billion as of October 26, 2012), and median total assets as of each company’s 2011 fiscal year end was $3.4 billion (versus Esterline’s $3.2 billion for fiscal 2012). This revised peer group is intended to better reflect our growing business, particularly given the 2011 acquisition of the Souriau Group, which significantly increased our revenue and assets.

In addition, the Committee reviewed pay information from the following published surveys to complement the peer group information. The surveys were selected to represent pay levels for positions of comparable responsibility within companies of comparable size to Esterline. (The identity of companies that participated in these specific surveys is proprietary and not available to the Company.) For fiscal 2012 compensation decisions, the published survey sources used were:

•	2011 Towers Watson Compensation Data Bank General Industry Compensation Survey Report – U.S., reporting data from 105 participating companies with annual revenues between $1 billion and $3 billion;

•	2011 U.S. Mercer Benchmark Database for Executives, reporting data for 406 participating organizations with annual revenues between $1 billion and $2.5 billion; and the,

•	2011 Watson Wyatt Top Management Compensation Report, reporting data for 244 organizations with revenues between $500 million and $2.5 billion.

In determining fiscal 2012 compensation, the Committee reviewed and compared the executives’ aggregate target direct compensation (base salary, short- and long-term incentives at target) against the aggregate compensation offered to executives in the 2012 peer group and the market surveys. In doing so, the Committee focused principally to 25th, 50th, and 75th percentile values.

Review of Total Compensation

When the Committee evaluates any significant component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision. For fiscal 2012, the Committee reviewed all components of compensation for each executive officer to get a complete picture of the total compensation opportunities awarded, including base salary, annual incentive compensation, long-term incentive compensation, retirement earnings opportunities, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. The Committee does not target any single element of compensation to specific peer company percentiles; rather, the Committee reviews pay for our NEOs relative to the peer and survey data to ensure that pay levels are “competitive,” or within a reasonable range around the median.

Governance Process

The Committee and the independent members of the Board approve all officer compensation programs and establish individual pay levels for all executive officers. In doing so, the Committee consults with its independent executive compensation advisor, Semler Brossy, which does no other work for and has no other business relationships with Esterline. The independent advisor routinely provides the Committee with an evaluation of the market competitiveness of executive compensation packages; advice on the CEO and other executive pay decisions; and advice on other compensation-related matters, as requested by the Committee. The firm reports directly to the Committee, and the Committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair between meetings. While the Committee values the advice of its consultant, the Committee and the independent members of the Board are the sole decision-makers concerning compensation of executive officers.

The Committee also seeks recommendations from management – the CEO and the General Counsel and Vice President, Administration – as to appropriate program changes and pay levels for all executive officers apart from the CEO. It then consults with its outside advisor as to those recommendations and seeks advice as to appropriate pay levels for the CEO. In addition, the Committee and the independent members of the Board conduct an annual performance evaluation of the CEO, the results of which significantly contribute to decisions concerning CEO compensation. On this basis, the Committee develops proposals for consideration by all independent directors, who act on those proposals in executive session, outside the presence of the CEO and of any other officers.

We had an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting of shareholders held on March 7, 2012, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Our 2012 say on pay proposal received substantial majority support from shareholders (approximately 91% “For” votes). We take this strong shareholder support as an assurance that our executive pay program and practices continue to be reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive pay periodically, and we expect to make changes from time to time. In fiscal 2012, we implemented stock ownership requirements for our executive officers to help further alignment of interests with shareholders. Looking ahead to fiscal 2013, we are making other program changes, which are outlined in the final section of this CD&A. We will hold an advisory vote on executive compensation on an annual basis; we are and will remain committed to being responsive to shareholder feedback, and the results of our annual say on pay votes help inform the Committee’s discussions about the executive pay program.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, management and the Committee analyze the incentives inherent in program designs to help ensure they do not induce executives to undertake unacceptable levels of business risk. Our compensation program, in total, is intended to reward the management team for strong performance over the long-term, with consideration to near-term actions and results that strengthen and protect our Company. We believe our balanced approach to performance measurement and pay delivery works and includes appropriate safeguards. Further, program administration is subject to considerable internal controls, and when determining the principal outcomes – performance assessments and pay decisions – we rely on principles of sound governance and good business judgment. The Committee is satisfied that our plan designs are conservative in this respect, and that, together, the various components of pay work as a check and balance to ensure executive incentives are consistent with shareholder interests. For example, the annual incentive compensation plan’s goal to maximize current year EPS is balanced by the long-term incentive plan that measures growth in EPS and ROIC over a three-year period. Thus, risks are mitigated by a balance between time horizons, across different performance metrics, and across overlapping performance periods. The Company’s stock option grants also serve to moderate and balance risk; the grant vesting schedule is laddered incrementally over four years with the potential to increase in value over the full ten-year term of the grant.

Executive Stock Ownership Requirements

In 2012, the Board implemented the stock ownership requirements for our executive officers it had approved in December 2011, to further strengthen alignment of our executives’ interests with those of our shareholders. Under those ownership requirements, our CEO is required to own shares of our Common Stock having a value equal to three times base salary; other executive officers are required to own shares of our Common Stock having a value equal to one times base salary. To help encourage progress to meet these requirements and to ensure maintenance of these ownership levels, our executive officers are required: (1) to hold 50% of shares of our Common Stock acquired upon the exercise of stock options granted after December 8, 2011, net of income taxes due; and (2) to receive 50% of any payment under the Company’s LTIP for plan cycles beginning with fiscal 2012-2014 as shares of our Common Stock (rather than cash), net of income taxes due. These two conditions apply to our executive officers’ option exercises and to LTIP awards until required ownership levels are met.

Other Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to Esterline and to its executives. For example, the Committee considers the exception for performance-based compensation under Internal Revenue Code of 1986, as amended (“IRC”) Section 162(m) in designing our compensation programs. In addition, we considered the tax ramifications of the change in control termination protection agreements with our officers under Section 280G and Section 4999 of the IRC. The Company does not gross up such payments or otherwise pay an officer’s individual tax liability in these circumstances. The agreements generally provide that in the event any payments under the agreements are considered to be “excess parachute payments” under Section 280G, either alone or together with other payments from us, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction. Finally, we considered the impact of Section 409A of the IRC on our compensation programs, which imposes tax penalties on certain nonqualified deferred compensation arrangements. We operate our covered arrangements in a manner intended to comply with or be exempt from Section 409A.

In addition to the above, the Committee considers the accounting consequences to the Company of different compensation decisions, as well as the impact on shareholder dilution.

In December 2012, the Committee decided to adopt a compensation recovery policy applicable to the Company’s incentive plans, often referred to as a “clawback” policy. The new policy will supplement the existing clawback provisions that apply to the CEO and CFO under the Sarbanes-Oxley Act of 2002.1 The details of this new “clawback” policy are in development as of the publication date of this proxy statement, with the expectation that a completed policy will be implemented by the Committee at its next regularly-scheduled meeting in March 2013. In adopting this new policy, the Committee is aware of a rule-making process pending with the Securities and Exchange Commission (“SEC”) pursuant to its implementation of statutory clawback provisions contained in the Dodd-Frank Act. The Committee will continue to monitor developments in this area, and will reconsider and revise its policy, as needed, when the SEC issues final rules relating to compensation clawbacks.

[1]

Sarbanes-Oxley provides that the CEO and the CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement, where the restatement is caused by misconduct.

Company Performance in Fiscal 2012

In fiscal 2012, Esterline achieved record sales of $2.0 billion, which was 16% over the prior year. The Company also earned income from continuing operations of $164.7 million, or $5.27 per diluted share, a 23.4% growth over fiscal 2011, excluding a one-time, non-cash charge against goodwill explained below. Cash flow at $194 million also achieved an all-time high, fully-supporting the Company’s commitment to repay acquisition-related debt and de-lever its balance sheet. New orders grew 9.9% to $2.1 billion, and backlog ended the year even with fiscal 2011 at $1.3 billion.

This operational performance was especially notable in the context of an uncertain global economy and declining defense markets. The Company’s proven process for integrating newly-acquired businesses continued to deliver, as the Souriau Group and Eclipse Electronics performed well in their first full year under Esterline ownership. Management made important progress in other areas also, advancing the Company’s operational excellence initiatives, establishing a new legal department, transitioning key executive assignments, and planning for future leadership succession.

Reported results under U.S. Generally Accepted Accounting Principles (“GAAP”) of $3.60 EPS were reduced from $5.27 by a charge against goodwill of $52.2 million, or $1.67 per diluted share, related to our U.K.-based Racal Acoustics, Inc. military headset business (“Racal Acoustics”). The Committee decided to exclude the charge from Company earnings for purposes of calculating incentive compensation awards considering: (1) the Company’s strong operational performance for the year, and (2) the disproportionate impact on incentive plan outcomes had this item been included. The Committee also excluded another event: a $0.30 per diluted share gain attributable to a litigation settlement connected with the acquisition of our Avionics business in 2007 (“Computershare”). Excluding these two items, EPS for incentive purposes was $4.96 ($3.60 + $1.67 - $0.30, rounded), which resulted in (a) an annual incentive outcome more closely aligned with the Company’s operation performance for the year, and (b) a baseline year in the Company’s long-term cash plan that is more reflective of the Company’s ongoing earnings from operations.2

This CD&A uses the term “adjusted” to refer to fiscal 2012 reported results under GAAP adjusted to exclude both the $0.30 Computershare gain and the ($1.67) Racal Acoustics charge, as in the table below:

	Fiscal 2011	Fiscal 2012 as reported under GAAP, without adjustments	Fiscal 2012 adjusted	% Change between Fiscal 2011 and Fiscal 2012 adjusted
Net revenues, in thousands	$1,717,985	$1,992,318	$1,992,318	16.0%
Income from continuing operations, in thousands	$133,087	$112,535	$155,191	16.6%
Diluted earnings per share – continuing operations	$4.27	$3.60	$4.96	16.2%
Net income, in thousands	$133,040	$112,535	$155,191	16.6%
ROIC	6.9%	5.8%	6.5%	(0.2%)

Despite a challenging economic environment, our performance in 2012 continued our long-term story of growth and profitability. Over the five-year period ending fiscal 2012, we delivered a compound annual growth rate (“CAGR”) of + 11% for revenue. For earnings per share growth, the CAGR over the same period using reported results under GAAP is lower at 2%, depressed in large part by the significant non-cash charge against goodwill in 2012. Absent this unusual, one-time item, earnings per share grew at a compound annual rate of 10% over the five-year period ($3.27 EPS in fiscal 2007 to $5.27 EPS in fiscal 2012, excluding the goodwill charge only and including the Computershare gain), or at the rate of nearly 9% when compared with the $4.96 adjusted EPS used for fiscal 2012 incentive calculation purposes.

[2]	The adjustment calculation was: $3.60 EPS + $1.67 Racal Acoustics charge - $0.30 Computershare gain = $4.96 (rounded).

Summary of Compensation Decisions & Results in Fiscal 2012

Our executive pay program is based on (1) long-standing principles of fairness – internally among our executives and externally relative to comparable peer companies, and (2) paying for performance – where pay outcomes link directly to the Company’s performance. Further, and in keeping with these principles, we emphasize the direct elements of pay – base salaries and incentive compensation – and have few indirect elements (e.g., perquisites, or special executive benefits). For 2012, the main executive pay decisions were as follows:

•

Base salaries: Base salaries for Messrs. George, Houston, and Yost increased moderately (+3.8% to +4.6%) from fiscal 2011 levels based on the competitiveness of their salaries relative to market. Ms. Mason’s salary increase (+14.2%) also reflected her appointment to General Counsel and Vice President, Administration. The base salary for Mr. Lawrence also increased significantly (+14.3%), in recognition of the Company’s strong performance in fiscal 2011 and to move his salary toward a more competitive level.

•

Target annual incentive opportunities: Target annual incentive opportunities for the NEOs increased from fiscal 2011 levels to more closely reflect competitive levels (+20% for Mr. Lawrence to 80% of base salary from 60%; +10% for other NEOs).

•

Actual annual incentive outcomes: Actual annual incentive awards reflected the Company’s fiscal 2012 adjusted EPS of $4.96, which was below our targeted EPS of $5.16 and resulted in payouts at 90.3% of target amounts. Absent the two adjustments described above (+$1.67 and -$0.30), the Company’s EPS result would have been below the threshold for payout. The Committee, with consideration to the unusual nature of these two events, determined to exclude both for purposes of calculating incentives, resulting in incentive outcomes more closely aligned with the Company’s strong operational performance.

Over the last five years, CEO annual incentive outcomes have tracked closely with our earnings per share performance. In fiscal years 2008 and 2009 in the chart below, Mr. Cremin was CEO and Mr. Lawrence was a Group Vice President. Effective in fiscal 2010, Mr. Lawrence became President and CEO (and then Chairman of the Board in 2012). The bar in each year reflects actual annual incentive for the CEO in that year.

Note for chart above: For 2012, the company used an adjusted EPS for computing the incentive compensation award; the adjustment calculation was as follows: $3.60 EPS +$1.67 Racal Acoustics charge -$0.30 Computershare gain = $4.96 (rounded). Without this adjustment, there would have been no annual incentive payout.

•

Target long-term incentive opportunities: For fiscal 2012, long-term incentive opportunities increased for Messrs. Lawrence (+25%), Houston (+10%), Yost (+10%), and Ms. Mason (+10%), again with consideration to more closely aligning our executive pay levels with opportunities in the competitive market. In addition, during the year, Ms. Mason was granted a one-time stock option for 20,000 shares in consideration of her appointment to General Counsel and Vice President, Administration.

•

Actual long-term incentive outcomes: Actual amounts to be earned from the fiscal 2012 long-term incentive target opportunities will be based on our future stock price performance (for stock options) and our sustained financial performance for the three years beginning fiscal 2012 and ending with fiscal 2014. The other pertinent period for fiscal 2012 long-term compensation relates to our cash-based LTIP for the three-year cycle from fiscal 2010 through fiscal 2012. Actual awards under the LTIP for that period ending fiscal 2012 paid at 101.6% of target, based on our EPS growth of 7.4% (compound annual growth rate for the three-year period), which was below our targeted EPS growth of 10%, and ROIC results of 6.5% (average annual return for the three-year period), which was above our targeted ROIC of 6.0%. The calculation of these results used the adjusted $4.96 EPS for fiscal 2012, as explained above in the “Company performance in Fiscal 2012” section of this CD&A.

	Target	Actual**
Earnings Per Share Growth	10.0%	7.4%
Return on Invested Capital*	6.0%	6.5%
Payout (as a % of target award amount)	100%	101.6%

*	ROIC was calculated as net income for the three-year period before extraordinary items, divided by the three-year average investment (shareholder’s equity plus total debt).
**	Uses adjusted fiscal 2012 EPS

CEO Pay and Shareholder Returns

Our compensation programs focus on pay-for-performance and are designed to reward financial performance and shareholder value creation. The chart below helps demonstrate the link between total CEO pay and total shareholder returns. In the chart below, total pay includes base salary, actual annual incentive earned, actual cash long-term incentive payouts, and grant date fair value of equity awards (all as defined for disclosure in the Summary Compensation Table). Indexed total shareholder return shows the value of $100 invested in our Common Stock in the first year shown.

Specific Compensation Decisions for NEOs in Fiscal 2012

Competitive Position of Total Target Compensation for Fiscal 2012

As described above in the Compensation Decision Process section of this CD&A, specific compensation decisions for our executive officers in fiscal 2012 were based in part on a competitive assessment of our executive compensation opportunities relative to those at comparable companies. The Committee considers available market information from our peer group and published surveys for base salary, annual incentive target values, and long term incentive target values, which together comprise “total target compensation”.

While the Committee does not manage executive pay opportunities to a specific percentile in the market, it does reference a “competitive range” to help guide decisions. For target total compensation, this competitive range is defined as plus or minus 15% of market medians for each executive position. With the fiscal 2012 decisions reported in this section below, total target compensation for Mr. Lawrence is closer to, but still significantly below, this competitive range. Taking our other named executive officers as a group, the fiscal 2012 decisions reported below position total target compensation within this competitive range.

Following are the specifics of fiscal 2012 decisions for the NEOs as they relate to each component of compensation.

Base Salary

The Committee targets base salaries to be competitive in the marketplaces in which we compete for key executive officers. The Committee considers available market data, referencing the peer group data and pay surveys (as discussed above), and targets pay to be within a reasonable range around the median. Our executive base salaries take into account competitive norms, scope and complexity of responsibilities, internal equity, the Company’s financial condition, as well as the qualifications, experience and sustained individual performance of the executive.

Effective January 2012, the independent members of the Board approved a base salary increase for Mr. Lawrence of 14.3% from $700,000 to $800,000; this was intended to move his compensation toward a more competitive level relative to available market information. Effective August 2012, Ms. Mason’s base salary was increased 11.3% due to her appointment as General Counsel and Vice President, Administration; her earlier January 2012 increase as Vice President, Human Resources was 2.6%. Base salary increases for the other NEOs in January 2012 ranged from 3.8% to 4.6%, principally to more closely reflect available competitive market information.

Executive	Title	2011 Base Salary	2012 Base Salary	% Increase
R. Bradley Lawrence	President and CEO	$700,000	$800,000	14.3%
Robert D. George	CFO, Vice President, and Corporate Development	$435,000	$452,000	3.9%
Frank E. Houston	Senior Group Vice President	$395,000	$410,000	3.8%
Marcia J. Mason *	General Counsel and Vice President, Administration	$302,000	$345,000	14.2%
Albert S. Yost	Group Vice President and Treasurer	$325,000	$340,000	4.6%

*

Ms. Mason received a January 2012 base salary increase of 2.6% as Vice President Human Resources and a further increase of 11.3% in August 2012 related to her new assignment as General Counsel and Vice President, Administration.

Annual Incentive Compensation Plan

We provide executives with annual incentive opportunities contingent on meeting pre-defined financial goals for the year. The purpose of the annual incentive plan is to encourage our officers to make prudent decisions that will strengthen current year financial results for shareholders. No executive is eligible to receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee at the beginning of the fiscal year and approved by the independent members of the Board.

For fiscal 2012, the Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of the base salary rate in effect as of the last day of the fiscal year. This percentage varied in proportion to the level of the individual executive’s responsibility within the Company, as well as a review of competitive compensation opportunities provided by Semler Brossy. The target award amount was not guaranteed, but reflected what would be payable if targeted results were achieved. Target annual incentive opportunities for the NEOs increased from fiscal 2011 levels to more closely reflect competitive levels (+ 20% for Mr. Lawrence to 80% of base salary from 60%; + 10% for other NEOs). The following table shows the fiscal 2012 target opportunities for each NEO under our annual incentive plan:

Executive	Title	Target Annual Incentive Compensation as % of Base Salary
R. Bradley Lawrence	Chairman, President and CEO	80%
Robert D. George	CFO, Vice President, and Corporate Development	50%
Frank E. Houston	Senior Group Vice President	50%
Marcia J. Mason *	General Counsel and Vice President, Administration	45%
Albert S. Yost	Group Vice President and Treasurer	45%

*

Ms. Mason’s actual annual incentive plan award was pro-rated to reflect the changes in salary and incentive target levels associated with the two positions she held in fiscal 2012. Her actual annual incentive award was calculated based on 9 months as Vice President Human Resources with a base salary of $310,000 and an incentive target of 40%, and three months as General Counsel and Vice President, Administration with a base salary of $345,000 and a target of 45%.

For fiscal 2012, the financial performance measure established for the annual incentive plan was fully-diluted net EPS. EPS is a critical measure of annual performance for our Company internally, as well as for our shareholders and for stock market analysts. The EPS goal in the annual incentive plan for fiscal 2012 was $5.16. This target was higher than the fiscal 2011 result of $4.27, which itself was an all-time record. As fiscal 2012 developed, our performance fell short of expectations due to delays or reductions in certain key customer programs and to operational problems. Even so, the fourth quarter finished strongly, bringing full-year EPS results (adjusted per the discussion above) to an overall achievement of 96.1% of our EPS target, on an adjusted basis as described above, and resulting in a 90.3% annual incentive payout for all NEOs. As discussed in more detail above, the Committee adjusted EPS for purposes of computing incentive awards to not penalize or benefit management for factors that were not reasonably foreseeable or within their control. The following table shows the potential payouts for each NEO under the fiscal 2012 annual incentive plan at various levels of EPS achievement (with linear interpolation for achievement between threshold and target and between target and maximum).

	Threshold	Actual*	Target	Maximum
Earnings Per Share	$3.61	$4.96	$5.16	$6.71
Payout (as a % of target award amount)	25%	90.3%	100%	200%

*	Adjusted as explained above in the Company Performance in Fiscal 2012 section of this CD&A.

Actual award amounts under the annual incentive plan are reflected in the Summary Compensation Table for Fiscal 2012 included in this proxy statement.

After annual incentive award amounts were computed for fiscal 2012, the Committee had discretion under plan terms to adjust the actual payouts upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount to reflect the individual contributions. The Committee rarely makes such adjustments and did not make any to annual incentive awards for fiscal 2012. The Committee may only exercise downward discretion for CEO awards or those for any other executive where awards are intended to qualify as performance-based compensation under Section 162(m) of the IRC.

Long-Term Incentives

For fiscal 2012, we continued with a combination of stock option grants and a cash-based LTIP. Stock options help to align executive and shareholder interests by linking executive pay directly to share price appreciation. The cash-based LTIP continues to be based on EPS growth and ROIC, two metrics selected for their comparatively strong correlation with shareholder value over time. Further, the allocation of long-term incentive earning opportunities between option grants and the cash-based LTIP helps balance pay delivery and outcomes, and serves to engage our NEOs in concert with other executive compensation elements to:

•	Focus on increasing total shareholder returns over the long term by concentrating on key drivers of share price;

•	Consider and make reasonable, long-term investments by measuring performance over multiple years; and

•	Use Company assets effectively in achieving earnings growth goals.

For fiscal 2012, long-term incentive opportunities increased for Messrs. Lawrence (+25%), Houston (+10%), Yost (+10%), and Ms. Mason (+10%), again with consideration to more closely aligning our executive pay levels with opportunities in the competitive market. The long-term incentive target award opportunities for each of our NEOs established in fiscal 2012 were as follows:

Executive	Title	Total target annual award value for options and cash LTIP as % of base salary	Target value (in thousands)	Percentage allocated to stock options	Percentage allocated to cash LTIP
R. Bradley Lawrence	Chairman, President and CEO	225%	$1,800.0	70%	30%
Robert D. George	CFO, Vice President, and Corporate Development	140%	$632.8	60%	40%
Frank E. Houston	Senior Group Vice President	125%	$512.5	60%	40%
Marcia J. Mason*	General Counsel and Vice President Administration	110%	$379.5	60%	40%
Albert S. Yost	Group Vice President and Treasurer	110%	$374.0	60%	40%

*

Coincident with her promotion in August 2012, Ms. Mason’s long-term incentive target was increased from 100% of base salary to 110%. Accordingly, her target award in the cash LTIP for the FY12-FY14 performance cycle was increased to $151,800, which is 40% of the total $379,500 long-term incentive target [($345,000 base salary)(110% target)(40% allocation)]. Ms. Mason received two stock option grants in fiscal 2012: (1) In December 2011 she was granted a stock option to purchase 8,900 shares, which was equivalent to 60% of her long-term incentive target at that time; and, (2) In August 2012, she received an additional, one-time stock option grant to purchase 20,000 shares in connection with her promotion.

Stock Options

Management and the Committee determined the number of shares subject to each stock option grant using a Black-Scholes value per option of 40% of our Common Stock’s face value at grant, using a representative price of $52.00 per share based on late November 2011 trading. Options were granted a week or so later on December 8, 2011, with an exercise price equal to the closing price of our Common Stock on that date ($51.08). The stock options granted to the NEOs in fiscal 2012 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2012 in this proxy statement. In January 2012, the Company discovered an administrative error in the size of the stock option issued to Mr. Lawrence in December 2010, having been issued for 38,600 shares rather than for 40,900, as approved. Accordingly, a stock option grant for the 2,300 share shortfall was issued to Mr. Lawrence in January 2012 with an exercise price of $64.56 (equal to the closing price of our Common Stock on December 9, 2010, which is the date of the original grant) to correct the administrative error and complete the grant approved by the independent members of the Board in December 2010. Also, the usual vesting periods for that supplemental grant were adjusted as a further equitable correction. This corrective stock option issued to Mr. Lawrence in January 2012 is also included in the Grants of Plan-Based Awards Table for Fiscal 2012.

The independent members of the Board grant stock options based on Committee recommendations, with an exercise price equal to the closing price of our Common Stock on the date of grant. Typically, each grant vests and becomes exercisable in four equal annual installments and continues to be exercisable until ten years from the date granted. Options carry value only as the Company’s share price increases, thereby linking potential executive gains with the creation of shareholder value over time.

Generally, stock options to executives are granted once per year in December when other aspects of executive compensation are reviewed. The Committee may also recommend option grants at other times, such as in connection with promotions. In August 2012, Ms. Mason received a special stock option grant for 20,000 shares in connection with her new assignment to the General Counsel and Vice President, Administration role. We do not time employee stock option grants in coordination with the release of material nonpublic information for the purpose of affecting the value of compensation.

Cash-Based Long-Term Incentive Plan

The LTIP was first adopted in fiscal 2005 and was continued for fiscal 2012. In this plan, a new LTIP performance period begins with each fiscal year and extends for three years. Accordingly, there are three overlapping LTIP performance periods running at any given time. For example, currently, the 2011-2013 cycle is in its last year, the 2012-2014 cycle is in its second year, and the 2013-2015 cycle is in its first year. The two relevant cycles for purposes of fiscal 2012 compensation are: (1) the 2010-2012 cycle which ended on the last day of fiscal 2012 and for which payments were made in early fiscal 2013; and (2) the 2012-2014 cycle for which target opportunities were set in early fiscal 2012.

In December 2011, the independent members of the Board assigned each participating executive a target opportunity for the 2012-2014 performance cycle based on compensation survey data and on Committee recommendations, as discussed above. The target opportunity is not guaranteed, but reflects what will be payable if the Company achieves established performance goals. Actual awards paid may be larger or smaller than target depending on Company performance over the three-year period. Award opportunities range from 0% to 400% of target opportunities. The 400% maximum award opportunity is intended to provide meaningful upside for significant outperformance relative to our performance targets, which is in keeping with our entrepreneurial management orientation. Actual awards are generally made in cash, but may also be made in a combination of cash and shares in accordance with the stock ownership policy that applies to executive officers, as discussed in the Compensation Decision Process section of this CD&A.

There are two performance goals under the LTIP: (1) growth in EPS and (2) ROIC. Payout amounts under the LTIP are determined based on the level of achievement of each of these two performance goals relative to each other, pursuant to a matrix where EPS growth is one axis and ROIC is the other axis. For purposes of the LTIP: (1) growth in EPS is based on all operating earnings and is calculated as the compound annual growth rate measured from the beginning of the base year to the end of the last year in a given performance cycle; and (2) ROIC is calculated as net income (before extraordinary items) divided by the monthly average invested capital during the corresponding fiscal year, averaged over the applicable performance cycle and expressed as a percentage. Again, these two performance measures were selected for the LTIP for their direct correlation with the creation of shareholder value over time.

The performance goals established for the 2010-2012 performance cycle and the 2012-2014 performance cycle are the same and consistent with expectations for longer-term performance in the market, inclusive of option expenses: 10% EPS growth and 6.0% ROIC. Generally, we hold these performance goals consistent over time, viewing them as longer-term standards for strong performance, with lesser regard to point-in-time economic conditions.

We review these performance goals and the plan’s matrix periodically to ensure continuing effectiveness. For awards under both the 2010-2012 and 2012-2014 performance cycles to equal 400% of target amounts, EPS would need to grow by 32% or more, and ROIC would need to equal or exceed 10%. For the 2010-2012 performance cycle, actual achievement of the growth in EPS goal was 7.4% and actual achievement of the ROIC goal was 6.5%. Accordingly, executives were paid 101.6% of their respective target amounts. The calculation of the results used the adjusted $4.96 EPS for fiscal 2012, as explained in more detail in the Company Performance in Fiscal 2012 section of this CD&A. Had the Committee not adjusted EPS for fiscal 2012 to eliminate the goodwill impairment, there would have been no payout under the LTIP for the 2010-2012 performance cycle. Nevertheless, due to the period-over-period compound annual growth formula that is intrinsic to the plan design, estimated projected payouts for the six years from fiscal 2012 through fiscal 2017 would have been the same amount in total with or without the fiscal 2012 adjustments to EPS. Thus, the Committee’s decision to use an adjusted EPS amount for purposes of calculating LTIP results reduced volatility in plan results, but should not increase projected total payments over time, all other factors being equal. Actual award amounts under the LTIP are reflected in the Summary Compensation Table for Fiscal 2012 in this proxy statement.

Benefits and Other Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other U.S.-based employees, including medical, dental, life, disability, pension, 401(k), employee assistance, and similar retirement and health and group insurance plans.

In addition, each of our executive officers based in the U.S. is eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the traditional pension plan, as more fully described in the Pension Benefits section of this proxy statement. The Committee believes that these programs are important attraction and retention tools, and that they are reasonable because they are designed to provide executives the same benefits as other employee participants, albeit on above-limit compensation. Executive officers are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax-qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax-qualified plan, as more fully described in the Nonqualified Deferred Compensation Section of this proxy statement. The Company does not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions and the underlying performance of the investment funds selected by the participants.

Consistent with past practice, internal equity and independent advice from Towers Watson, the Committee’s outside advisor at the time, the Board approved an enhancement to the CEO’s supplemental retirement formula in September 2009. The enhanced formula allows the CEO to earn pension benefits at the same accrual rate (1.6% per year of service) as other longer-service executive officers and recognizes Mr. Lawrence’s entire service with Esterline in that calculation.

Executive officers also receive automobile allowances based on competitive market benchmarks, as do the Company’s subsidiary presidents and certain sales personnel. Similarly, executive officers are eligible for relocation benefits under standard Company policy, which may be enhanced for executive officers and other management employees on a case-by-case basis. Certain executive officers and other senior managers also receive limited financial planning services, airline club memberships and an annual physical. Where applicable, the value of these items is disclosed in the Summary Compensation Table for Fiscal 2012 and accompanying notes. These benefits are a very small percentage of total compensation for NEOs. The Company does not provide executives with a tax gross-up to cover personal income taxes that might apply to any of these benefits, except in the case of certain company-required, actual relocation costs that an officer must include as regular income, and for taxes due on temporary housing stipends that are provided as a transition measure to assist an executive who has relocated to a substantially higher-cost area.

Change in Control Arrangements

To help ensure key officers focus their energy and attention on the best interests of the Company’s shareholders, we have entered into “double-trigger” change in control termination protection agreements with our officers, including the NEOs. These agreements are designed to protect our executives in the event of a change in control, by assuring compensation benefits if an executive were terminated without cause or were to resign for good reason following a change in control. The Committee believes the amounts payable under these agreements provide our executives with reasonable protection, both in principle and with consideration to competitive market practice. These agreements are more fully described in the Termination of Employment and Change in Control Arrangements section of this proxy statement.

The Committee believes it is important to balance the need to provide an incentive for the NEOs to seek out and complete transactions that are in the best interests of the Company and its shareholders, while limiting option acceleration to events intended to protect the Company from certain types of change in control transactions and to events that defeat the retention purpose of time-vested equity, which results if the acquiring company does not assume or replace options. For these reasons, all options issued under the Company’s 2004 Equity Incentive Plan, including those granted to the NEOs, become immediately vested and exercisable upon the consummation of certain events constituting a change in control of the Company, such as the acquisition by a third party of a significant portion of the Company’s outstanding securities or if there is a significant change in the composition of the Board. However, in the event of a merger or other similar transaction, only options not assumed or replaced by the acquiring company will become immediately vested and exercisable. See the Termination of Employment and Change in Control Arrangements section of this proxy statement for further detail.

The Company does not provide executives with a tax gross-up to cover personal income or excise taxes that may apply to any of these change in control benefits.

Fiscal 2013 Executive Compensation Program Changes

From time to time, we review and make adjustments to our executive pay programs to help ensure continuing effectiveness within the context of (1) our long-standing principles of fairness – internally among our executives and externally relative to competitors; and (2) our commitment to paying for performance – where pay outcomes link directly to the Company’s operational and financial performance or to share price performance. For fiscal 2013, we are making three key changes to our executive pay programs that will affect our NEOs:

•

Adding return on sales as a second performance measure in our annual incentive program: EPS will remain the principal focus, and return on sales will help capture managerial efficiency and qualify the EPS result, thereby strengthening our annual performance assessment.

•

Updating the definition of ROIC in our LTIP and increasing the ROIC performance goal: The new ROIC definition will more closely reflect external perspectives on returns, and will therefore allow more direct comparisons of our ROIC with other companies. The principal changes to the ROIC formula are: (1) adding back interest expense to the numerator – on a tax-adjusted basis – to render the calculation more or less neutral with respect to debt and equity financing; and (2) subtracting cash from the denominator because cash is not fully employed, and therefore is not expected to generate a meaningful return. Apart from and in addition to this definition change, performance requirements for ROIC will increase for the 2013-2015 performance cycle, consistent with our increasing expectations for ROIC results over time.

•

Introducing restricted stock units as a third long-term incentive vehicle: Beginning with fiscal 2013 grants (made in December 2012), RSUs will complement stock options and the LTIP. At grant, these new RSUs will make up roughly 25% of the overall long-term incentive value, and they will vest in full at the third anniversary of grant. RSUs will address executive retention as a key program objective more so than stock options and the LTIP. They will also provide for more natural accumulation of stock ownership over time. Thus, these RSUs will underscore our program’s strong orientation to the alignment of executive and shareholder interests.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above CD&A. Based on that review and discussion, the Committee has recommended to the Board that this CD&A be included in this proxy statement.

Respectfully submitted,

ANTHONY P. FRANCESCHINI, CHAIRMAN

DELORES M. ETTER

PAUL V. HAACK

JERRY D. LEITMAN

HENRY W. WINSHIP IV 3

STATEMENT REGARDING COMPENSATION PRACTICES

In fiscal 2012, the Compensation Committee and management continued their practice of conducting a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on our business.

The Compensation Committee reviewed an inventory of our variable pay and sales commission plans, considering the number of participants in each plan, the target and maximum payment potential, and the performance goals of each plan. The Compensation Committee concluded that these programs were appropriate for our businesses and highly unlikely to create a material risk.

Although the programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

[3]

Mr. Winship was appointed to the Compensation Committee on December 13, 2012 and, therefore, did not attend or participate in any Compensation Committee meetings or deliberations in fiscal or calendar year 2012.

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts for executive-level incentive plans;

•

Oversight of programs by a broad-based group of functions within the organization, including the CEO, CFO, General Counsel, group vice presidents, vice president of Human Resources, and at multiple levels within the organization (both corporate and business units);

•

Target awards that are indexed on base pay, which is determined based on market data and the merit of individual performance; further, Company policy and practices control base pay levels carefully through analysis, reporting, and executive approvals that ensure we compensate employees fairly;

•

Incentives focused primarily on the use of broad-based financial metrics (such as growth in operating profit and return on investment), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Our long-term cash incentive plan focuses on operating earnings growth and average return on operating investment over overlapping three-year award periods. This creates a focus on driving sustained performance over multiple award periods, mitigating the potential for executives to take excessive risks to drive short-term performance spikes in any one award period;

•	Capping the potential payouts—under both short- and long-term incentive plans—to eliminate the potential for dramatic or risky windfalls;

•	Service-based vesting conditions with respect to equity grants; and

•	The long-term ownership interests in the Company held by our key executive officers and by members of the Board of Directors.

As a result of this review, both management and the Compensation Committee concluded that our total compensation plans, programs and practices are structured in the best interest of the Company and its shareholders. They are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the 2012 fiscal year, each of whom was listed in “Board and Board Committees—Compensation Committee” were independent directors and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2012 fiscal year.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the CD&A, which presents the objectives of our executive compensation and benefits programs.

Summary Compensation Table for Fiscal 2012

The table below summarizes certain compensation information for fiscal 2012 for our NEOs, who include the CEO, CFO and the three other most highly-compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2012.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
R. Bradley Lawrence	2012	$782,692	$1,564,732	$943,680	$662,847	$50,216	$4,004,167
Chairman, President and CEO	2011	682,692	1,264,233	436,968	449,335	50,877	2,884,105
	2010	600,000	1,812,589	922,724	678,531	49,935	4,063,779

Robert D. George	2012	449,058	450,889	441,619	387,394	29,478	1,758,438
CFO, Vice President and Corporate Development	2011	431,971	699,567	265,692	230,519	29,220	1,656,969
	2010	417,500	475,010	722,268	219,565	33,997	1,868,340

Frank E. Houston	2012	407,404	364,654	338,734	373,146	26,064	1,501,001
Senior Group Vice President	2011	392,404	373,375	211,932	256,632	15,953	1,250,296
	2010	376,538	354,616	527,340	217,272	29,334	1,505,100

Marcia J. Mason General Counsel and Vice President, Administration	2012	317,365	769,460	236,883	331,160	23,044	1,677,913

Albert S. Yost	2012	337,404	266,099	249,919	75,942	60,890	990,253
Group Vice President and Treasurer	2011	310,962	248,916	153,128	35,575	87,767	836,348
	2010	271,538	560,195	389,548	19,301	192,396	1,432,978

(1)

Represents the aggregate grant date fair value of option awards granted during the fiscal year, computed in accordance with ASC 718. Assumptions used to calculate these amounts are included in Note 13, “Employee Stock Plans,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 26, 2012.

(2)

For fiscal 2012, represents amounts earned under the annual incentive plan and the 2010-2012 performance cycle under the LTIP. Amounts earned under the annual incentive plan for fiscal 2012 were: Mr. Lawrence, $577,920; Mr. George, $204,078; Mr. Houston, $185,115; Ms. Mason, $119,027; Mr. Yost, $138,159. Amounts earned under the 2010-2012 performance cycle under the LTIP were: Mr. Lawrence, $365,760; Mr. George, $237,541; Mr. Houston, $153,619; Ms. Mason, $117,856; Mr. Yost, $111,760.

(3)	Represents the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+).

(4)

For fiscal 2012, includes match payments under the Company’s 401(k) plan ($7,500 for each NEO and the Company’s Supplemental Executive Retirement & Deferred Compensation Plan (Mr. Lawrence, $24,648; Mr. George, $10,284; Mr. Houston, $8,663; Ms. Mason, $4,493; Mr. Yost, $5,015). Also includes the following for each NEO: Mr. Lawrence (automobile allowance, financial planning, club memberships and cost of annual physical); Mr. George (automobile allowance, club memberships and cost of annual physical); Mr. Houston (automobile allowance); Ms. Mason (automobile allowance and club memberships); Mr. Yost (automobile allowance, financial planning and club memberships). For Mr. Yost, the amount also includes $19,595 for a living stipend and $10,551 of tax gross-up on the living stipend. We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

Grants of Plan-Based Awards Table for Fiscal 2012

The following table provides information regarding grants of plan-based awards to the NEOs under our 2012 Annual Incentive Compensation Plan, LTIP and the 2004 Equity Incentive Plan during fiscal 2012.

Name	Approval Date			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
		Grant Date		Threshold ($)	Target ($)	Maximum ($)
R. Bradley Lawrence	—	—	(1)	$160,000	$640,000	$1,280,000	—	$—	$—
	—	—	(2)	—	540,000	2,160,000	—	—	—
	12/08/11	12/08/11	(3)	—	—	—	60,600	51.08	1,493,108
	01/04/12	01/04/12	(4)	—	—	—	2,300	64.56	71,624
Robert D. George	—	—	(1)	56,500	226,000	452,000	—	—	—
	—	—	(2)	—	253,000	1,012,000	—	—	—
	12/08/11	12/08/11	(3)	—	—	—	18,300	51.08	450,889
Frank E. Houston	—	—	(1)	51,250	205,000	410,000	—	—	—
	—	—	(2)	—	205,000	820,000	—	—	—
	12/08/11	12/08/11	(3)	—	—	—	14,800	51.08	364,654
Marcia J. Mason (5)	—	—	(1)	32,953	131,813	263,626	—	—	—
	—	—	(2)	—	151,800	607,200	—	—	—
	12/08/11	12/08/11	(3)	—	—	—	8,900	51.08	219,285
	06/06/12	08/01/12	(3)	—	—	—	20,000	57.03	550,175
Albert S. Yost	—	—	(1)	38,250	153,000	306,000	—	—	—
	—	—	(2)	—	150,000	600,000	—	—	—
	12/08/11	12/08/11	(3)	—	—	—	10,800	51.08	266,099

(1)

This shows the potential value of the payout for each NEO under the 2012 Annual Incentive Compensation Plan if the threshold, target or maximum goals are satisfied. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation for determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Actual amounts earned are disclosed in the Summary Compensation Table for Fiscal 2012 in this proxy statement.

(2)

This shows the potential value of the payout for each NEO under the LTIP if the target or maximum goals of the 2012-2014 performance cycle are satisfied. There is no threshold for this award. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Any payouts under the 2012-2014 performance cycle will be made in fiscal 2015.

(3)

The grants were made pursuant to the Company’s 2004 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant.

(4)

This grant was made pursuant to the Company’s 2004 Equity Incentive Plan and was a supplemental grant to correct an administrative error on the December 2010 grant Mr. Lawrence received. The exercise price of the option is equal to the closing price of the Common Stock on the date of original grant. In addition, the usual vesting periods were adjusted as a further equitable correction, such that twenty-five percent of the grant vested immediately and the remaining portion vests at the rate of twenty-five percent per year on each of the first three anniversaries of the date of grant.

(5)

Ms. Mason was promoted to General Counsel and Vice President, Administration on August 1, 2012. With that promotion, her target under the 2012 Annual Incentive Compensation Plan was increased and the actual amount earned was prorated under each target. Also with that promotion, her target under the LTIP was increased.

Annual Incentive Compensation Plan and LTIP

Payments under the 2012 Annual Incentive Compensation Plan and the LTIP are tied to key measures of corporate performance relating to the following financial objectives: earnings per share, growth in earnings per share and return on invested capital. For additional information regarding the 2012 Annual Incentive Compensation Plan and the LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.

2004 Equity Incentive Plan

Equity awards granted to our executive officers in fiscal 2012 consisted of stock options granted under the Company’s 2004 Equity Incentive Plan. Stock options have a term of ten years and typically vest in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. The exercise price for all stock options is equal to the closing price of the Common Stock on the date of grant.

Promotion Memo to Marcia J. Mason

As described in the Executive Summary of the Compensation Discussion and Analysis section of this proxy statement, on August 1, 2012, the Board promoted Ms. Mason to General Counsel and Vice President, Administration. In consideration of that promotion, the Board approved increases to Ms. Mason’s compensation, which were conveyed to Ms. Mason in a promotion memo dated August 1, 2012. These changes included (i) a base salary increase of $35,000 to $345,000; (ii) an increase in her target under the Company’s 2012 Annual Incentive Compensation Plan to 45% of base salary, or $155,250; (iii) an increase in long-term incentive compensation of $69,500 to $379,000, or 110% of annual base salary, which resulted in an increase in her target under the LTIP to $151,800, or 44% of annual base salary, for the FY12-FY14 performance cycle. In addition, Ms. Mason received a one-time stock option grant to purchase 20,000 shares in connection with her promotion.

Offer Letter to Albert S. Yost

Pursuant to Mr. Yost’s offer letter on November 23, 2009, in addition to other standard compensation arrangements, Mr. Yost received a temporary annual housing stipend of $55,650 for two years ending in November 2011, and of $27,825 for two years ending in November 2013, which reflects the increase in housing expense in moving to the Bellevue, Washington area.

Fixed Cash Compensation in Proportion to Total Compensation

The proportion of fixed cash compensation (salary) compared to total compensation (as reported in the Summary Compensation Table for Fiscal 2012 included in this proxy statement) varies somewhat among the NEOs. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility and on market data provided by Semler Brossy that reflects the practices of other companies. For example, those NEOs with the greater ability to influence our performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options and cash-based incentive plan target awards. The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of stock options and cash-based incentive plan target awards. In general, the proportion of at-risk compensation increases with base salary level, which usually indicates relative scope and level of responsibility, such that those with higher salaries also have more of their total compensation at risk. Accordingly, executive compensation for higher-level executives is set to align closely with shareholder and Company long-term shared interests. In fiscal 2012, the percentage of fixed cash compensation as compared to total compensation was 25% for the CEO. For the other NEOs, the average percentage of fixed cash compensation as compared to total compensation ranged was 37%.

Outstanding Equity Awards Table at Fiscal Year End 2012

The following table summarizes the total outstanding equity awards held as of October 26, 2012, by each of the NEOs.

Name	Grant Date		Option Awards
			Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
			Exercisable (#)	Unexercisable (#)
R. Bradley Lawrence	06/08/04	(1)	7,500	—	$26.24	06/08/14
	12/07/06	(1)	25,000	—	38.91	12/07/16
	12/06/07	(1)	8,800	—	53.00	12/06/17
	12/11/08	(1)	11,850	3,950	32.00	12/11/18
	06/04/09	(1)	15,000	5,000	29.86	06/04/19
	11/02/09	(1)	15,000	15,000	42.10	11/02/19
	12/10/09	(1)	26,000	26,000	41.00	12/10/19
	12/09/10	(1)	9,650	28,950	64.56	12/09/20
	12/08/11	(1)	—	60,600	51.08	12/08/21
	01/04/12	(2)	575	1,725	64.56	01/04/22
Robert D. George	12/04/03	(1)	12,000	—	23.85	12/04/13
	12/09/04	(1)	12,000	—	34.30	12/09/14
	06/02/05	(1)	5,500	—	38.90	06/02/15
	12/08/05	(1)	17,500	—	38.98	12/08/15
	12/07/06	(1)	20,800	—	38.91	12/07/16
	12/06/07	(1)	17,100	—	53.00	12/06/17
	12/11/08	(1)	20,025	6,675	32.00	12/11/18
	12/10/09	(1)	10,850	10,850	41.00	12/10/19
	12/09/10	(1)	3,825	11,475	64.56	12/09/20
	07/26/11	(1)	1,250	3,750	78.24	07/26/21
	12/08/11	(1)	—	18,300	51.08	12/08/21
Frank E. Houston	12/08/05	(1)	9,500	—	38.98	12/08/15
	12/07/06	(1)	11,500	—	38.91	12/07/16
	12/06/07	(1)	9,800	—	53.00	12/06/17
	12/11/08	(1)	12,975	4,325	32.00	12/11/18
	12/10/09	(1)	8,100	8,100	41.00	12/10/19
	12/09/10	(1)	2,850	8,550	64.56	12/09/20
	12/08/11	(1)	—	14,800	51.08	12/08/21
Marcia J. Mason	12/07/06	(1)	5,100	—	38.91	12/07/16
	12/06/07	(1)	8,400	—	53.00	12/06/17
	12/11/08	(1)	9,900	3,300	32.00	12/11/18
	12/10/09	(1)	5,400	5,400	41.00	12/10/19
	12/09/10	(1)	1,900	5,700	64.56	12/09/20
	12/08/11	(1)	—	8,900	51.08	12/08/21
	08/01/12	(1)	—	20,000	57.03	08/01/22
Albert S. Yost	12/07/06	(1)	275	—	38.91	12/07/16
	05/01/07	(1)	2,500	—	41.97	05/01/17
	12/06/07	(1)	1,700	—	53.00	12/06/17
	12/11/08	(1)	1,700	850	32.00	12/11/18
	11/23/09	(1)	12,500	12,500	41.97	11/23/19
	12/09/10	(1)	1,900	5,700	64.56	12/09/20
	12/08/11	(1)	—	10,800	51.08	12/08/21

(1)	Options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

(2)

One fourth of the option vested and became exercisable immediately on the grant date and the remaining portion of the option vests and becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date.

Option Exercises in Fiscal 2012

The following table summarizes the option awards exercised during fiscal 2012 for each of the NEOs.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
R. Bradley Lawrence	—	$—
Robert D. George	10,000	421,000
Frank E. Houston	—	—
Marcia J. Mason	—	—
Albert S. Yost	—	—

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

Retirement Benefits

Pension Benefits for Fiscal 2012

The table below provides information as of October 26, 2012, regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Esterline Technologies Retirement Plan (the “Pension Plan”), the Esterline Corporation Supplemental Retirement Income Plan for Key Executives (the “SERP Pre 2005”), and the Esterline Technologies Corporation Supplemental Retirement Income Plan (the “SERP 2005+”). Esterline froze the SERP Pre 2005 plan on December 31, 2004, and the SERP 2005+ plan became effective January 1, 2005. No payments were made from these plans to any of the NEOs during fiscal 2012.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
R. Bradley Lawrence	Pension Plan	5.77	$115,712	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+ (2)	10.12	1,750,061	—

	Total		$1,865,773	$—

Robert D. George	Pension Plan	14.83	$479,863	$—
	SERP Pre 2005	7.00	187,983	—
	SERP 2005+	7.83	767,057	—

	Total		$1,434,903	$—

Frank E. Houston	Pension Plan	26.83	$1,050,496	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	7.59	445,379	—

	Total		$1,495,875	$—

Marcia J. Mason	Pension Plan	18.83	$750,618	$—
	SERP Pre 2005	11.00	126,476	—
	SERP 2005+	7.83	569,163	—

	Total		$1,446,257	$—

Albert S. Yost	Pension Plan	5.19	$118,595	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	2.94	33,767	—

	Total		$152,362	$—

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are generally consistent with those used and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 26, 2012, except that the NEOs are assumed to retire at their earliest unreduced retirement age (age 65) or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or service is assumed beyond the October 26, 2012, calculation date. The specific relevant assumptions include a discount rate of 3.85% and post-retirement mortality based on the 2013 PPA Combined Mortality tables for males and females.

(2)

Effective November 1, 2009, with the promotion to CEO, Mr. Lawrence received a SERP formula enhancement. The enhancement includes accruing SERP 2005+ benefits using the Pension Plan’s final average pay formula and recognizes services under the plan from his date of hire rather than from his original SERP appointment. The present value of the enhancement is $1,439,081 as of the end of fiscal 2012.

Esterline’s Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. Approximately 43% of all U.S. employees are eligible to participate in the Pension Plan.

Qualified pension benefits are based on a final average pay formula, which takes into account years of service and highest five-year average earnings, or a cash balance formula, with annual pay credits ranging from 2% to 6% of earnings plus an additional 2% of earnings in excess of the annual Social Security Taxable Wage Base, and interest credits which vary annually based on certain external indices. Earnings include base pay and annual and long-term incentive pay subject to statutory limitations. As of January 1, 2003, participants were given the option of continuing to accrue benefits under the final average pay formula, or to earn benefits under the cash balance formula. Since that date, all new participants are enrolled in the cash balance formula. Participants earning benefits under the final average pay formula must contribute 1% of after-tax compensation each year, while no employee contributions are required under the cash balance formula.

The standard form of benefit payment is a single life annuity for participants who are not married and a 50% joint and surviving spouse annuity for married participants. Alternatively, participants may elect a joint and surviving spouse annuity with a continuation percentage of 75% or 100%, or a life annuity with payments guaranteed for a 5-year, 10-year or 15-year period. Benefits earned under the cash balance formula may also be paid as a lump sum.

The annual benefit at normal retirement (age 65) under the final average pay formula is the participant’s highest five-year average pay less the participant’s primary Social Security benefit times 1.6%, times the participant’s credited service up to 30 years. Participants are eligible to receive early retirement benefits when they have completed five years of plan participation and their age plus service equals 65 years. NEOs who are eligible for early retirement are Mr. George, Mr. Houston and Ms. Mason. Mr. Houston is eligible under the Pension Plan and the SERP 2005+. Mr. George and Ms. Mason are eligible under the Pension Plan, the SERP Pre 2005, and the SERP 2005+. For participants who elect to receive benefits prior to age 65, benefits are reduced by 6 2/3% per year between ages 60 and 65, 3 1/3% per year between ages 55 and 60, 3% per year between ages 50 and 55, and 2% per year below age 50.

The Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+) provide benefit formulas and early retirement formulas that are similar to the final average pay formula and the cash balance formula in the Pension Plan, but permit benefits to be earned on compensation that is in excess of certain statutory limits that apply to the Pension Plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the benefit formulas of the SERPs.

Nonqualified Deferred Compensation Table for Fiscal 2012

The table below provides information as of October 26, 2012, regarding each NEO’s activity in the Esterline Technologies Supplemental Executive Retirement & Deferred Compensation Plan (the “DC SERP”). It includes information on executive voluntary contributions, Company contributions and aggregate earnings during the fiscal year. There were no distributions from the DC SERP in fiscal 2012.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
R. Bradley Lawrence	$57,368	$24,648	$22,274	$—	$292,024
Robert D. George	60,154	10,284	41,256	—	438,944
Frank E. Houston	26,294	8,663	10,568	—	165,981
Marcia J. Mason	12,235	4,493	5,447	—	125,145
Albert S. Yost	27,123	5,015	20,006	—	243,961

(1)	Represents elective deferrals of compensation that are also reported as compensation earned in the Summary Compensation Table for Fiscal 2012 in this proxy statement.

(2)

Represents Company matching contributions to the DC SERP earned in fiscal 2012. Company contributions are also reported in the All Other Compensation column of the Summary Compensation Table for Fiscal 2012 in this proxy statement.

(3)	Represents increases/decreases due to dividends, earnings, fees and investment gains/losses.

(4)	Includes Company contributions earned in fiscal 2012 that will not be made until early 2013 following calendar and qualified plan year closing activities. Also includes amount reported in prior years.

The DC SERP became effective on January 1, 2007. The plan provides an opportunity for participants to defer a portion of their cash compensation to be paid as a lump sum or in 10 annual installments upon retirement or at another future date. The executives may defer up to 75% of base pay and annual incentive compensation and up to 100% of long-term incentive compensation. Investment earnings are pursuant to each executive’s individual elections from among available investment options, substantially similar to those in the Company’s tax-qualified 401(k) plan, and are subject to daily valuation.

The DC SERP provides a Company match on part of the deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan. The Company match applies to deferred compensation amounts that exceed certain statutory limits in the tax-qualified 401(k) plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the match calculation of the DC SERP.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements. The Company has entered into termination protection agreements with the NEOs which are designed to induce them to remain in the employ of the Company or any successor company in the event of a “Change in Control Event” by assuring compensation benefits if an officer is terminated without “Cause” or resigns for “Good Reason,” as defined in the agreements. In the event of such termination within two years after the day preceding a Change in Control Event, the agreements provide for:

•

a pro rata amount of the average compensation received during the prior two years, calculated as follows: the average compensation received during the prior two years multiplied by a fraction, the numerator of which is the number of days the executive was employed during the fiscal year in which termination occurs and the denominator of which is 365, with the product reduced (but not below zero) by the base salary and car allowance paid to the executive with respect to his/her employment during the fiscal year in which termination occurs;

•	a lump sum payment equal to all other earned, but unpaid amounts;

•	a lump sum payment equal to three times the average compensation paid during the prior two years;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and

•

continuation of life insurance, health and accident and disability benefits for the remainder of the initial two-year period or until other full-time employment is accepted, unless participation in the Company’s plans or programs is not practicable, in which case the Company may provide the executive with substantially similar benefits or cash compensation on an after-tax basis sufficient for the executive to purchase such benefits.

In the event any payments under the termination protection agreements are considered to be “excess parachute payments” under Section 280G of the IRC, either alone or together with other Company payments, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

For purposes of the termination protection agreements, the following definitions apply:

“Cause” is generally defined as:

•

the willful and continued failure by the executive to substantially perform his duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the executive; or

•	the willful engaging by the executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

“Good Reason” is generally defined as:

•

a material diminution in the executive’s authority, duties, or responsibilities, including, for example, assignment to the executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to the transaction or any removal of the executive from or any failure to re-elect the executive to any positions or offices the executive held immediately prior to the transaction, except in connection with the termination of the executive’s employment by the Company for cause or for disability, or a material negative change in the employment relationship, such as the failure to maintain a working environment conducive to the performance of the executive’s duties or the effective exercise of the powers or functions associated with the executive’s position, responsibilities and status with the Company immediately prior to the transaction;

•	the Company’s failure to pay the executive a monthly base salary at least equal to the then applicable minimum base salary provided for in the agreement;

•

the Company’s failure to pay the executive, within 75 days following the end of a fiscal year, compensation with respect to each such fiscal year ending after the transaction in an amount at least equal to the minimum total compensation provided for in the agreement;

•	the Company’s mandatory transfer of the executive to another geographic location, without the executive’s consent, outside of a twenty (20) mile radius from the executive’s current location;

•

Company action or omission, in its capacity as a plan administrator or otherwise, that would adversely affect the executive’s participation in any fringe benefit program in effect at the time of the transaction, or materially reduce the value of his or her benefits under any such program; or

•	failure by the Company to obtain an assumption of the obligations of the Company to perform the agreement by any successor.

Termination of employment by the executive will not be deemed to be for “Good Reason” unless the executive provides notice to the Company of the Good Reason conduct or event within 90 days of its occurrence and the Company has a 30-day opportunity after such notice to cure such conduct or event.

“Change in Control Event” is generally defined as:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding, certain acquisitions involving the Company or a related company; or

•

a change in the composition of the Board during any two-year period such that the incumbent Board members cease for any reason to constitute at least a majority of the Board (not including directors whose election was approved by at least two-thirds of the incumbent Board).

Equity Plans. As of October 26, 2012, all options held by the NEOs issued under the Company’s 1997 Amended and Restated Stock Option Plan were fully vested and exercisable pursuant to their original vesting terms.

Options granted pursuant to the Company’s 2004 Equity Incentive Plan to our executive officers on or after December 10, 2009, continue to vest in accordance with the normal vesting schedule in the event of termination due to “Full Retirement,” generally defined as a voluntary termination when the participant is age 65 or older and that is a bona fide end to the participant’s career in the industries and markets within which the Company does business.

In addition, all options held by the NEOs issued pursuant to the Company’s 2004 Equity Incentive Plan become fully and immediately vested and exercisable immediately prior to a “Company Transaction” that is not a “Change in Control” or a “Related Party Transaction,” unless such awards are converted, assumed, or replaced by the successor company. All options held by the NEOs issued pursuant to the Company’s 2004 Equity Incentive Plan become fully and immediately vested and exercisable immediately prior to a “Change in Control.”

For purposes of the 2004 Equity Incentive Plan, the following definitions apply:

“Company Transaction” is generally defined as the consummation of any of the following:

•	a merger or consolidation of the Company with or into any other company or other entity;

•	a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets.

“Related Party Transaction” is generally defined as a Company Transaction pursuant to which:

•

the beneficial ownership of the Company or the resulting company remains the same with respect to at least 70% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such Company Transaction;

•

no entity (other than the Company or an affiliate) will beneficially own 30% or more of the outstanding shares of Common Stock of the resulting company or the voting power of the outstanding voting securities; and

•	the Company’s incumbent board will, after the Company Transaction, constitute at least a majority of the board of the company resulting from such Company Transaction.

“Change in Control” is generally defined as the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company, or a Related Party Transaction); or

•

a change in the composition of the Board during any two-year period such that the incumbent board members cease to constitute at least a majority (not including directors whose election was approved by at least two-thirds of the incumbent board).

Annual Incentive Compensation Plan. Under the terms of the 2012 Annual Incentive Compensation Plan, participants must remain employed by the Company through the entire fiscal year and through the payment date (within 60 days following fiscal year-end) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to a pro-rata amount based on the participant’s period of active employment.

Long-Term Incentive Plan. Under the terms of the LTIP, participants must be actively employed by the Company through the entire performance period and through the payment date (no later than two-and-a-half months following approval by the Audit Committee of the Company’s financial reports for the pertinent fiscal periods) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to the actual award for the full performance period in the normal course so long as the participant completed at least one year of continuous employment during the performance period.

Pension Plans. Under the terms of the Pension Plan and SERPs (Pre 2005 and 2005+), a participant must earn five years of service to receive a termination benefit. Disability benefits are available to any active participant who becomes totally and permanently disabled and remains so until normal retirement age. The disability benefit is calculated assuming the rate of pay at disability continues in effect until normal retirement age, and includes service from the date of disability until normal retirement age. Normal retirement age is 65, with 5 years of service, and early retirement can occur once a participant’s age plus years of service equal at least 65 years.

Potential Payments Upon Termination of Employment or Change in Control

The estimated potential incremental payments and benefits for the NEOs under each termination scenario are outlined in the following table. The table does not include amounts payable under the DC SERP and benefits generally available to all employees on a non-discriminatory basis or earned benefits, which are payments and benefits that the NEOs would have already earned during their employment with us whether or not a termination or change in control event had occurred. Actual amounts payable can only be determined at the time of termination or change in control.

		Termination Scenario (1)
Name	Benefit	Voluntary ($)	Retirement, Death or Disability ($)	Involuntary Termination With or Without Cause ($)	Change in Control Termination ($)
R. Bradley Lawrence	Severance Payment (2)	$—	$—	$—	$4,298,708
	Cash Incentives (3)	—	1,903,680	—	640,328
	Accelerated Equity (4)	—	—	—	1,170,794
	Continued Equity Vesting (5)	—	2,475,648	—	—
	Benefit Continuation (6)	—	—	—	28,231
Robert D. George	Severance Payment (2)	$—	$—	$—	$2,412,342
	Cash Incentives (3)	—	938,219	—	345,115
	Accelerated Equity (4)	—	—	—	428,749
	Continued Equity Vesting (5)	—	1,085,684	—	—
	Benefit Continuation (6)	—	—	—	39,321
	Excess Retirement Benefit (7)	—	45,423	—	—
Frank E. Houston	Severance Payment (2)	$—	$—	$—	$2,055,368
	Cash Incentives (3)	—	725,434	—	267,818
	Accelerated Equity (4)	—	—	—	310,095
	Continued Equity Vesting (5)	—	752,268	—	—
	Benefit Continuation (6)	—	—	—	28,576
	Excess Retirement Benefit (7)	—	21,480	—	—
Marcia J. Mason	Severance Payment (2)	$—	$—	$—	$1,534,881
	Cash Incentives (3)	—	481,683	—	184,171
	Accelerated Equity (4)	—	—	—	211,732
	Continued Equity Vesting (5)	—	537,064	—	—
	Benefit Continuation (6)	—	—	—	17,150
Albert S. Yost	Severance Payment (2)	$—	$—	$—	$1,606,686
	Cash Incentives (3)	—	521,919	—	188,299
	Accelerated Equity (4)	—	—	—	259,537
	Continued Equity Vesting (5)	—	481,960	—	—
	Benefit Continuation (6)	—	—	—	35,637
	Excess Retirement Benefit (7)	—	255,814	—	—

(1)	All scenarios assume termination and/or change in control occurred on October 26, 2012, the last day of fiscal 2012. The closing price of our Common Stock on that date was $56.44 per share.

(2)

All executives receive a lump sum payment equal to three times the Minimum Total Compensation, generally defined as the aggregate gross cash compensation paid to the executive during the 24-month period prior to the change in control, divided by two.

(3)

The amounts under the Retirement, Death or Disability column represent (1) actual amounts earned under the 2012 Annual Incentive Compensation Plan and the 2010-2012 performance cycle under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability, plus (2) target amounts under the 2011-2013 and 2012-2014 performance cycles under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability. The terms of the LTIP provide that participants are entitled to the actual award for the full performance period in the event of retirement, death or disability after at least one year of continuous employment during a performance cycle, but the amounts in the table reflect the target amounts for the 2011-2013 and 2012-2014 performance cycles because actual awards under these cycles cannot be determined at this time. The amounts under the Change in Control Termination column represent an amount equal to Minimum Total Compensation minus base salary and car allowance received during the fiscal year.

(4)

Represents the difference between the closing price of the Company’s Common Stock on October 26, 2012, and the exercise price of the accelerated options. Options accelerate even if the executive’s employment is not terminated. For purposes of stock options granted under the 2004 Equity Incentive Plan, this assumes the stock options are not assumed or substituted for by the successor company in a company transaction.

(5)

Represents the difference between the closing price of the Company’s Common Stock on October 26, 2012, and the exercise price of options that were unvested as of October 26, 2012, but that would have continued to vest after termination of employment due to retirement.

(6)

Represents the cost of continuation of benefits for two years after the transaction, which is the longest period provided for under the termination protection agreements. These benefits include medical, dental, accident, disability and life insurance.

(7)	Represents the value of additional benefits due to termination of employment as a result of disability in excess of what is shown in the Pension Benefits for Fiscal 2012 table in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest, as specified under applicable SEC regulations. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would exceed $120,000 and/or are required to be disclosed in the proxy statement under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors, in the case of directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Section 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, a copy of which is available on the Company’s website at www.esterline.com under the Corporate Governance tab.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended October 26, 2012, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee selects and retains the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Statements of Auditing Standards No. 114. In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board requiring the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 26, 2012, for filing with the Securities and Exchange Commission.

Respectfully submitted,

GARY E. PRUITT, CHAIRMAN

PAUL V. HAACK

MARY L. HOWELL

JAMES J. MORRIS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2012 and 2011 were as follows:

	Fees
	2012	2011
Audit fees (1)	$3,617,690	$3,145,951
Audit-related fees (2)	49,142	300,128
Tax fees (3)	899,797	203,135
All other fees	30,500	12,559

(1)

Includes professional services for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings, services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)

Includes fees associated with tax compliance, tax advice, and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, and risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific pre-approval by the Audit Committee will be submitted to the CFO and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of October 26,2012, about the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under the Amended and Restated 1997 Stock Option Plan, the 2002 Employee Stock Purchase Plan and the 2004 Equity Incentive Plan, the only equity compensation plans of the Company in effect during the Company’s last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (2) (3)
Equity compensation plans approved by security holders	2,200,819	$39.14	1,251,869
Equity compensation plans not approved by security holders	—	—	—

Total	2,200,819	$39.14	1,251,869

(1)	Includes 73,794 shares subject to outstanding options under the U.K. ShareSave Scheme, which is a subplan to the 2002 Employee Stock Purchase Plan.

(2)

Of these shares, 569,750 shares are available for issuance under the 2004 Equity Incentive Plan and 682,119 shares are available for purchase under the 2002 Employee Stock Purchase Plan (not including the 73,794 shares subject to outstanding options under the U.K. ShareSave Scheme) as of the end of the Company’s last completed fiscal year.

(3)

Pursuant to the 2004 Equity Incentive Plan, each of the Company’s non-employee directors receives an automatic grant of shares of Common Stock not subject to any restriction within 45 days after each annual shareholders meeting with an aggregate market value of $100,000 based on the closing price of the Common Stock on that date.

PROPOSAL TWO:

APPROVAL OF THE COMPANY’S 2013 EQUITY INCENTIVE PLAN

The Board of Directors believes that the effective use of stock-based long-term incentive compensation has been integral to the Company’s success in the past and is vital to its ability to achieve continued strong performance in the future. Our employees are our most valuable assets. The Board believes that grants of equity awards will help create long-term participation in the Company and, thereby, assist us in attracting, retaining, motivating and rewarding employees, directors and consultants. Accordingly, the Board believes that approval of a new equity plan is in the best interests of the Company and is seeking shareholder approval of the 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan was approved on January 10, 2013, subject to shareholder approval at the 2013 annual meeting. The Board recommends that shareholders vote for approval of the 2013 Plan.

If the 2013 Plan is approved by shareholders, it will replace the 2004 Equity Incentive Plan (the “2004 Plan”), which will otherwise expire in 2014, and no new awards will be granted under the 2004 Plan. Outstanding awards under the 2004 Plan will continue to be governed by the terms of that plan until exercised, expired or otherwise terminated or canceled. If the 2013 Plan is not approved by shareholders, the 2004 Plan will continue in effect. As of January 11, 2013, the 2004 Plan had 320,125 shares of Common Stock available for issuance and 2,319,900 shares of Common Stock subject to outstanding awards.

The 2013 Plan authorizes the issuance of 1,500,000 shares of Common Stock, plus up to an aggregate of 2,640,025 shares authorized for issuance under the 2004 Plan or the Amended and Restated 1997 Stock Option Plan (together, the “Prior Plans”) that may become available for issuance under the 2013 Plan to the extent such shares, as of the date of shareholder approval of the 2013 Plan, (a) have not been issued under the Prior Plans and are not subject to outstanding awards under the Prior Plans or (b) are subject to outstanding awards under the Prior Plans but subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares). We believe that the number of shares that will be available under the 2013 Plan will be sufficient to cover the Company’s expected future grants of awards for the next three years, taking into account, among other considerations, the Company’s past grant practices and anticipated future grant practices, including those resulting from the introduction of restricted stock units as part of the Company’s long-term incentive compensation program for executives and other eligible Company employees, as further described under Fiscal 2013 Executive Compensation Program Changes in the Compensation Discussion and Analysis section of this proxy statement.

Under Section 162(m) of the IRC, we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” are defined as the principal executive officer and the three other most highly compensated NEOs (excluding the principal financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as “performance-based” compensation under Section 162(m) of the IRC is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by our shareholders. Shareholder approval of the 2013 Plan also will provide flexibility to grant awards under the 2013 Plan that qualify as “performance-based” compensation under Section 162(m) of the IRC. Notwithstanding the foregoing, we retain the ability to grant equity awards under the 2013 Plan that do not qualify as “performance-based” compensation under Section 162(m) of the IRC.

The following description of the 2013 Plan is a summary, does not purport to be a complete description of the 2013 Plan and is qualified in its entirety by the full text of the 2013 Plan. A copy of the 2013 Plan is attached to this proxy statement as Annex A and is incorporated herein by reference.

Description of the 2013 Plan

Purpose

The purpose of the 2013 Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.

Administration

The 2013 Plan will be administered by the Board or the Compensation Committee of the Board, which must be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the IRC. The Board may delegate concurrent administration of the 2013 Plan to different committees consisting of one or more members of the Board in accordance with the 2013 Plan’s terms. In addition, the Board or the Compensation Committee may delegate granting authority to one or more officers of the Company in accordance with the 2013 Plan’s terms. References to the “Committee” in this plan description are, as applicable, to the Board or the Compensation Committee, or other committee or officers authorized to administer the 2013 Plan.

The Committee is authorized to select the individuals to be granted awards, the types of awards to be granted, the number of shares to be subject to awards, and the other terms, conditions and provisions of such awards, as well as to interpret and administer the 2013 Plan and any award or agreement entered into under the 2013 Plan.

Eligibility

Awards may be granted under the 2013 Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies selected by the Committee. As of January 11, 2013, approximately 11,000 employees (including 7 executive officers), 10 non-employee directors and 1,350 consultants/advisors and independent contractors were eligible to receive grants under the 2013 Plan. However, under the Company’s equity award granting practices, approximately 300 senior operations managers and other senior corporate managers (including executive officers) and approximately 10 consultants/advisors were eligible to receive grants under the 2013 Plan as of January 11, 2013.

Number of Shares

The number of shares of Common Stock authorized for issuance under the 2013 Plan is 1,500,000 shares, plus, as of the date of shareholder approval of the 2013 Plan, any shares not issued or subject to outstanding awards under the Prior Plans and any shares then subject to outstanding awards under the Prior Plans that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares) will automatically become available for issuance under the 2013 Plan, up to an aggregate maximum of 2,459,925 shares. The shares of Common Stock issuable under the 2013 Plan will consist of authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

If any award lapses, expires, terminates or is canceled prior to the issuance of shares or if shares are issued under the 2013 Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will again be available for issuance under the 2013 Plan. The following shares will not become available for issuance under the 2013 Plan:

•	shares tendered by a participant as full or partial payment upon exercise of a stock option;

•	shares reserved for issuance upon grant of stock appreciation rights (“SARs”), to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

•	shares withheld by, or otherwise tendered to, the Company to satisfy a participant’s tax withholding obligations in connection with an award.

Awards granted in assumption of or in substitution for awards previously granted by an acquired company will not reduce the number of shares authorized for issuance under the 2013 Plan.

The closing price of our Common Stock as reported on the New York Stock Exchange on January 8, 2013 was $65.52 per share.

Adjustments

If certain changes in our Common Stock occur by reason of a stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares, distribution to shareholders other than a normal cash dividend or other change in our corporate or capital structure, the Committee will make proportional adjustments to (a) the maximum number and kind of securities available for issuance under the 2013 Plan, (b) the maximum number and kind of securities issuable as incentive stock options, (c) the maximum number and kind of securities issuable as “performance-based” compensation under Section 162(m) of the IRC and (d) the number and kind of securities subject to any outstanding awards and the per share price of such securities.

The Committee may also make adjustments as described in the paragraph above in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made, the Committee may take into account such factors as it deems appropriate and, in light of such factors or circumstances, may make adjustments that are not uniform or proportionate among outstanding awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding awards will be effected in a manner that precludes the enlargement of rights and benefits under such awards.

Fungible Share Plan

The aggregate number of shares available for issuance under the 2013 Plan will be reduced by 1.9 shares for each share delivered in settlement of awards other than stock options or SARs and one share for each share delivered in settlement of stock options or SARs. Any shares that again become available for issuance under the 2013 Plan will be added back to the plan as 1.9 shares if such shares were subject to awards other than stock options or SARs and one share if such shares were subject to stock options or SARs.

Types of Awards

The 2013 Plan permits the granting of any or all of the following types of awards:

Stock Options. Stock options entitle the holder to purchase a specified number of shares of Common Stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Section 422 of the IRC, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our Common Stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of our Common Stock. At the time of grant, the Committee determines when stock options are exercisable and what the term of the stock options will be, except that the term cannot exceed ten years.

In the event of termination of service with the Company or a related company, a participant will be able to exercise his or her stock option for the period of time and on the terms and conditions determined by the Committee and stated in the stock option agreement. If the stock option agreement does not provide otherwise, stock options may be exercised in accordance with following:

•	Any portion of a stock option that is not vested and exercisable on the date of termination of service will expire on the date of termination of service.

•	Any portion of a stock option that is vested and exercisable on the date of termination of service will expire on the earlier of:

•	the date that is three months after termination of service, if termination of service is for reasons other than cause, retirement, disability or death;

•	the three-year anniversary of termination of service, if termination of service occurs by reason of retirement, disability or death; or

•	the expiration date of the stock option.

If a participant dies after his or her termination of service but while the stock option is otherwise exercisable, the portion of the stock option that is vested and exercisable on the date of termination of services will generally expire upon the earlier of the stock option expiration date and the one-year anniversary of the date of death. If a participant is terminated for cause, all stock options will generally automatically expire upon notification to the participant of the termination.

Stock Appreciation Rights. The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2013 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot be more than ten years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Stock Awards, Restricted Stock and Stock Units. The Committee may grant awards of shares of Common Stock or awards designated in units of Common Stock. These awards may be made subject to repurchase or forfeiture restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the Company or the achievement of specified performance criteria, as determined by the Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee.

Performance Awards. The Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of Common Stock. Performance units are units valued by reference to a designated amount of property other than shares of Common Stock. Performance shares and performance units may be payable upon the attainment of performance criteria and other terms and conditions as established by the Committee. Performance awards may be payable in stock, cash or other property, or a combination thereof.

Other Stock or Cash-Based Awards. The Committee may grant other incentives payable in cash or in shares of Common Stock, subject to the terms of the 2013 Plan and any other terms and conditions determined by the Committee.

No Repricing

Without shareholder approval, the Committee is not authorized to (a) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2013 Plan, such as stock splits, (b) take any other action that is treated as a repricing under generally accepted accounting principles or (c) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock or other equity award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off or similar corporate transaction.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria. Under Section 162(m) of the IRC, we are generally prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.

For awards intended to qualify as “performance-based” compensation under Section 162(m) of the IRC, performance goals may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for the Company as a whole or any affiliate or business unit, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; return on sales (including or excluding financial effects of acquisitions or divestitures); debt; debt plus equity; market or economic value added; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics.

The performance goals also may be based on the achievement of specified levels of performance for the Company as a whole (or of any affiliate or business unit) under one or more of the performance criteria described above relative to the performance of other corporations.

The evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs, litigation or claim judgments or settlements, the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, any reorganization and restructuring programs, extraordinary or nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, acquisitions or divestitures, discontinued operations, foreign exchange gains and losses, and gains and losses on asset sales.

Adjustments. Awards that are intended to qualify as “performance-based” compensation under Section 162(m) of the IRC may be adjusted downwards but not upwards. In addition, achievement of the applicable performance goals related to an award may not be waived, except in the case of the participant’s death or disability. Section 162(m) of the IRC requires that a qualifying committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

Limitations. Subject to certain adjustments for changes in our corporate or capital structure, participants who are granted awards intended to qualify as “performance-based” compensation may not be granted awards, other than performance units, for more than 200,000 shares of Common Stock in any calendar year. However, additional onetime grants of such awards may be granted for up to 400,000 shares to newly hired or newly promoted individuals. The maximum dollar value payable to any participant with respect to performance units or any other awards payable in cash that are intended to qualify as “performance-based” compensation cannot exceed $4,000,000 in any calendar year.

Change in Control

Effect of Change in Control. Under the 2013 Plan, unless the Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change in control:

•

If the change in control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control. Such awards will then terminate at the effective time of the change in control.

•

If the change in control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control. Such awards will then terminate at the effective time of the change in control.

•

All performance shares and performance units earned and outstanding as of the date the change in control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change in control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

•	The Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definition of Change in Control and Company Transaction. Unless the Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change in control of the Company generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the Board during any two-year period such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by shareholders, was approved by two-thirds of the incumbent Board); or

•

consummation of a company transaction, which is generally defined as a merger or consolidation, a sale of at least 50% of the Company’s outstanding voting securities, or a sale, lease or other transfer of at least 50% of the assets of the Company, unless (a) after such transaction the beneficial owners of Common Stock and voting securities immediately prior to the transaction retain at least 70% of such Common Stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 30% or more of the then outstanding Common Stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

If we dissolve or liquidate, unless the Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Term, Termination and Amendment

Unless earlier terminated by the Board or the Compensation Committee, the 2013 Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by shareholders. The Board or the Compensation Committee may amend, suspend or terminate the 2013 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, shareholder approval will be required for any amendment, and only the Board may amend the Plan if shareholder approval of the amendment is required. The amendment, suspension or termination of the 2013 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially adversely affect any rights under an outstanding award.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2013 Plan generally applicable to the Company and to participants in the 2013 Plan who are subject to U.S. federal taxes. The summary is based on the IRC, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our Common Stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of Common Stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our Common Stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.

Restricted Stock Awards. A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares. Any dividends paid with respect to shares of restricted stock generally will be taxable as ordinary income to the participant at the time the dividends are received. However, no later than 30 days after a participant receives the restricted stock award, the participant may elect to recognize compensation taxable as ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided the election is properly made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making the election. Any dividends paid with respect to shares of restricted stock for which the foregoing election has been made generally will be taxable as dividend income to the participant at the time the dividends are received. Dividend income generally is subject to tax at long-term capital gain rates.

Restricted Stock Units. A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares the participant receives.

Performance Awards. A participant generally will not recognize taxable income upon the grant of a performance award. Upon the distribution of cash, shares or other property to a participant pursuant to the terms of a performance award, the participant generally will recognize compensation taxable as ordinary income equal to the excess of (a) the amount of cash or the fair market value of any other property issued or paid to the participant pursuant to the terms of the award over (b) any amount paid by the participant with respect to the award.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock or cash-based awards will depend upon the specific terms of each award.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the IRC.

Section 409A of the IRC. We intend that awards granted under the 2013 Plan comply with, or otherwise be exempt from, Section 409A of the IRC, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2013 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of Common Stock or otherwise settle an award under the 2013 Plan until all tax withholding obligations are satisfied.

New Plan Benefits

A new plan benefits table for the 2013 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2013 Plan if the 2013 Plan was then in effect, as described in the federal proxy rules, are not provided because all awards made under the 2013 Plan will be made at the Committee’s discretion, subject to the terms of the 2013 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2013 Plan are not determinable at this time. However, please refer to the Summary Compensation Table For Fiscal 2012 in this proxy statement which sets forth certain information regarding awards granted to our NEOs during fiscal 2012. Equity grants to our non-employee directors are described under the Director Compensation section in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve the Company’s 2013 Equity Incentive Plan.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are offering our shareholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for NEOs. The Board of Directors has determined that it will include this proposal in the Company’s proxy materials annually (with the next vote occurring at the Company’s annual meeting in 2014) until the next required shareholder advisory vote on the frequency of shareholder advisory votes on the compensation of executives. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe our compensation program is based on a pay-for-performance structure, is well-aligned with the long-term interests of our shareholders, and is designed to attract, motivate, and retain executive officers who are critical to our success. Some of the features of our compensation program that illustrate our philosophy are:

•

A significant portion of an executive’s compensation is at-risk and is subject to the Company’s performance. In fiscal 2012, the executive compensation package (base salary, short- and long-term incentives at target) included 75% of at-risk compensation for the CEO and an average of 63% of at-risk compensation for the other NEOs.

•

Base salary increases are typically modest and in keeping with market pay data for executives with similar responsibilities and level of experience. Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Our stock option awards feature graduated vesting over a four-year period.

•	Our cash-based long-term incentive plan has three-year performance periods to encourage executives to make decisions that align our long-term goals with shareholder interests.

•

Stock Ownership Guidelines require executive officers to acquire and hold certain amounts of the Company’s Common Stock to further strengthen alignment of management’s interests with those of our shareholders.

Shareholders are encouraged to read the full details of our executive compensation program as described in the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and related narrative disclosure to properly evaluate our approach to compensating our executives.

For the reasons provided above, we recommend that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis section of this proxy statement and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s NEOs.

PROPOSAL FOUR:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended October 26, 2012. The Audit Committee of the Board of Directors of the Company requests that shareholders ratify its selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending October 25, 2013, at its annual meeting.

The Company is not obligated by law, its Restated Certificate of Incorporation or Amended and Restated Bylaws to seek ratification of the directors’ selection of its independent registered public accounting firm, but is doing so as a matter of corporate practice. If the selection of its independent registered public accounting firm is not ratified by shareholders, the Company may continue to use Ernst & Young LLP as its independent registered public accounting firm or, even if shareholders vote in favor of the selection, may select a new firm if, in the opinion of the Audit Committee, such a change would be in the best interests of the Company and its shareholders.

The Company expects that representatives of Ernst & Young LLP will be present at the 2013 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal 2012.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2012 Annual Report of the Company was provided to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 26, 2012, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement, the 2012 Annual Report and the Annual Report on Form 10-K for the fiscal year ended October 26, 2012, are also available on the Company’s website, www.esterline.com, under the Investor Relations tab. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, www.esterline.com, under the Corporate Governance tab. Documents located in this section include the charters for the Audit, Compensation, and Nominating & Corporate Governance Committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

SHAREHOLDER PROPOSALS FOR 2014

In accordance with the Company’s Amended and Restated Bylaws, proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2014 annual meeting must be received at the Company’s principal executive office no earlier than October 6, 2013 and no later than November 5, 2013. Pursuant to Rule 14a-8, in order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2014 annual meeting, among other things, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the 2014 annual meeting. In addition, shareholder proposals must include the information specified in Section 2.9 of the Company’s Amended and Restated Bylaws. Shareholder proposals submitted to the Company after November 5, 2013, will be considered untimely and/or not properly brought before the 2014 annual meeting by the Company. In addition, if the Company receives notice of a shareholder proposal after December 11, 2013, the persons named as proxies in the proxy statement for the 2014 annual meeting will have discretionary voting authority to vote on such proposal at the 2014 annual meeting. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

By order of the Board of Directors

/S/ AMY L. WATSON
AMY L. WATSON
Associate General Counsel, and
Corporate Secretary

January 25, 2013

ANNEX A

ESTERLINE TECHNOLOGIES CORPORATION

2013 EQUITY INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the Esterline Technologies Corporation 2013 Equity Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission and an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto.

(b) Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more independent members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority has been delegated to administer the Plan.

3.2 Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (viii) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (ix) delegate ministerial duties to such of the Company’s employees as it so determines; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) In no event, however, shall the Committee have the right, without stockholder approval, to (i) lower the price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15.1; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an Option or SAR at a time when its strike price exceeds the fair market value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) 1,500,000 shares; plus

(b) any authorized shares (i) not issued or subject to outstanding awards under the Company’s Amended and Restated 1997 Stock Option Plan or 2004 Equity Incentive Plan (as amended) (the “Prior Plans”) on the Effective Date and (ii) any shares subject to outstanding awards under the Prior Plans on the Effective Date that cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in shares), up to an aggregate maximum of 2,640,025 shares, subject to adjustment from time to time as provided in Section 15.1, which shares shall cease, as of such date, to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2 Share Usage

(a) If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to the Company, the shares subject to such Awards and the forfeited shares shall again be available for issuance under the Plan. The following shares shall not become available for issuance under the Plan: (i) shares of Common Stock tendered by a Participant as full or partial payment to the Company upon exercise of an Option, (ii) shares of Common Stock reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and (iii) shares of Common Stock withheld by, or otherwise tendered to, the Company to satisfy a Participant’s tax withholding obligations in connection with an Award.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding the other provisions in this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

4.3 Fungible Share Plan

The aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by 1.9 shares for each share delivered in settlement of Awards other than Options or SARs and one share for each share delivered in settlement of Options or SARs. Any shares of Common Stock that again become available for issuance under the Plan pursuant to Section 4.2(a) shall be added back to the Plan as 1.9 shares if such shares were subject to Awards other than Options or SARs and one share if such shares were subject to Options or SARs.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion; provided, however, that with respect to Awards that are subject to achievement of performance goals, any such credited dividends may only be paid with respect to the portion of such Awards that is actually earned. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must (i) be paid at the same time they are paid to other stockholders and (ii) comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date. For Incentive Stock Options, the maximum term shall comply with Section 422 of the Code, as specified in Section 8.4.

7.4 Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6 Effect of Termination of Service

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not so established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(i) if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;

(ii) if the Participant’s Termination of Service occurs by reason of Retirement, Disability or death, the three-year anniversary of such Termination of Service; and

(iii) the Option Expiration Date.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Committee determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder.

SECTION 9. STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2 Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2 Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1 Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2 Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1 Adjustment of Shares

(a) In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (3) the maximum numbers and kind of securities set forth in Section 16.3; and (4) the number and kind of securities that are subject to any outstanding Award and/or the per share price of such securities. The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(b) The Committee may also make adjustments as described in Section 15.1(a)(1)-(4) in the event of any distribution of assets to stockholders other than a normal cash dividend. In determining adjustments to be made under this Section 15.1(b), the Committee may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax and accounting consequences of an adjustment and (iii) the possibility that some Participants might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Awards, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Awards shall be effected in a manner that precludes the enlargement of rights and benefits under such Awards.

(c) Adjustments, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding the foregoing provisions of this Section 15.1, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change in Control shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3 Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control:

(a) If the Change in Control is a Company Transaction in which Awards, other than Performance Shares and Performance Units, could be converted, assumed, substituted for or replaced by the Successor Company, then, if and to the extent that the Successor Company converts, assumes, substitutes or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award. If and to the extent that such Awards are not converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control and such Awards shall terminate at the effective time of the Change in Control.

If the Change in Control is not a Company Transaction in which Awards, other than Performance Shares and Performance Units, could be converted, assumed, substituted for or replaced by the Successor Company, all outstanding Awards, other than Performance Shares and Performance Units, shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control and shall terminate at the effective time of the Change in Control.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Shares or Performance Units earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Shares or Performance Units (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change in Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4 Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.5 No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6 No Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.7 Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1 Performance Criteria

If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; return on sales (including or excluding financial effects of acquisitions or divestitures); debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary or nonrecurring items as described in Accounting Standards Codification 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) acquisitions or divestitures, (vii) discontinued operations, (viii) foreign exchange gains and losses, and (ix) gains and losses on asset sales. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2 Adjustment of Awards

Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3 Limitations

Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards other than Performance Units subject to this Section 16 in any calendar year period with respect to more than 200,000 shares of Common Stock for such Awards, except that the Company may make additional onetime grants of such Awards for up to 400,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other awards payable in cash subject to this Section 16 granted to any Covered Employee in any one calendar year is $4,000,000.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1 Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the stockholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

17.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

SECTION 18. GENERAL

18.1 No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2 Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(d) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3 Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4 No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or Restricted Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5 Compliance with Laws and Regulations

(a) In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(b) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a

“specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

18.6 Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10 Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

18.11 Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 19. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is approved by the stockholders of the Company. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the number of then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $0.20 per share, of the Company.

“Company” means Esterline Technologies Corporation, a Delaware corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets,

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 70% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of six months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 19.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change in Control.”

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change in Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change in Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the Esterline Technologies Corporation 2013 Equity Incentive Plan.

“Prior Plan” has the meaning set forth in Section 4.1(b).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Section 409A” means Section 409A of the Code.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

Esterline Technologies Corporation IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., PST, on March 5, 2013. Vote by Internet Go to www.envisionreports.com/ESL Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR the following: 1. Election of Directors*: For Against Abstain For Against Abstain For Against Abstain + 01 - Paul V. Haack 02 - Scott E. Kuechle 03 - R. Bradley Lawrence * Each to serve a term that expires in 2016. For Against Abstain For Against Abstain 2. To approve the Company’s 2013 Equity Incentive Plan. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 26, 2012. 4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 25, 2013. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 33B M 01KAOB

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Esterline Technologies Corporation This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints R. Bradley Lawrence, Marcia J. Mason and Amy L. Watson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 6, 2013, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as stated on the reverse side. This proxy when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2, 3 and 4 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: www.edocumentview.com/ESL (Continued and to be marked, dated and signed, on the other side)

Esterline Technologies Corporation IMPORTANT ANNUAL MEETING INFORMATION Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR the following: 1. Election of Directors*: For Against Abstain For Against Abstain For Against Abstain + 01 - Paul V. Haack 02 - Scott E. Kuechle 03 - R. Bradley Lawrence * Each to serve a term that expires in 2016. For Against Abstain For Against Abstain 2. To approve the Company’s 2013 Equity Incentive Plan. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 26, 2012. 4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 25, 2013. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UP X 01KAPC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Esterline Technologies Corporation This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints R. Bradley Lawrence, Marcia J. Mason and Amy L. Watson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 6, 2013, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as stated on the reverse side. This proxy when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2, 3 and 4 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2012 Annual Report to Shareholders are available at: www.edocumentview.com/ESL (Continued and to be marked, dated and signed, on the other side)